EXHIBIT 10.3

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EQUITY PURCHASE AGREEMENT
by and among
Residential Management Group, LLC,
a Delaware limited liability company,
Douglas Elliman Realty, LLC,
a New York limited liability company,
and
PMG Holdings, Inc.,
a Texas corporation
Dated: October 24, 2025

TABLE OF CONTENTS
Page

1.1    Purchase and Sale of Interests; Payment of Closing Purchase Price    1
1.2    Closing Payments    1
1.3    Closing Statement    2
1.4    Purchase Price Adjustment    2
1.5    Form of Payments    5
1.6    Closing    5
1.7    Withholding Taxes    5
1.8    Allocation of Purchase Price for Tax Purposes    5
2.    REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER.    6
2.1    Organization    6
2.2    Necessary Authority    6
2.3    Title to the Acquired Interests, Etc    6
2.4    Brokers    6
2.5    No Breach    6
2.6    Litigation    7
2.7    No Other Representations and Warranties    7
3.    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.    7
3.1    Organization    7
3.2    Authorization    7
3.3    Capitalization    7
3.4    Binding Agreement    8
3.5    No Breach    8
3.6    Permits    8
3.7    Compliance With Laws    8
3.8    Assets    8
3.9    Accounts Receivable    8
3.10    Intellectual Property    9
3.11    Contracts    9
3.12    Litigation    11
3.13    Financial Statements    11
3.14    Liabilities    11
3.15    Taxes    11
3.16    Employee Benefit Plans; ERISA    12
3.17    Insurance    13
3.18    Environmental Matters    13
3.19    Real Estate    14
3.20    Transactions with Certain Persons    14
3.21    Employee Matters    14
3.22    Brokers    15
3.23    Privacy and Security    15

3.24    Events Subsequent    16
3.25    No Other Representations and Warranties    16
4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    16
4.1    Organization    16
4.2    Necessary Authority    16
4.3    No Breach    17
4.4    Brokers    17
4.5    Litigation; Compliance with Law    17
4.6    Financing    17
4.7    Investment Intent    17
4.8    Solvency    18
4.9    Purchaser’s Acknowledgment    18
5.    COVENANTS OF THE PARTIES    18
5.1    Confidentiality    18
5.2    Post-Closing Employee Benefits    18
5.3    Director & Officer Insurance    20
5.4    R&W Insurance    21
5.5    Seller Names and Trademark License Agreement    21
5.6    Insurance    21
5.7    Strategic Alliance Opportunity    22
5.8    Closing Date Actions    23
5.9    Restrictive Covenants    23
5.10    New York Lease    24
5.11    Retention of Books and Records    24
5.12    Shared Contracts    24
5.13    Replacement of Seller Guaranty    25
6.    [INTENTIONALLY OMITTED]    25
7.    CLOSING DELIVERABLES    25
7.1    Closing Documents to be Delivered by the Company and the Seller    25
7.2    Closing Documents to be Delivered and Actions to be Taken by the Purchaser    26
7.3    Other Closing Documents    26
8.    [INTENTIONALLY OMITTED]    27
9.    NO SURVIVAL; INDEMNIFICATION; SOLE RECOURSE    27
9.1    Non-Survival of Representations and Warranties; Limited Survival of Covenants    27
9.2    Seller Indemnification    27
9.3    Non-Recourse    30
10.    POST CLOSING MATTERS    30
10.1    Cooperation    30

10.2    Tax Matters.    30
10.3    Misdirected Payments    32
11.    SPECIFIC PERFORMANCE    32
12.    PUBLIC STATEMENTS    33
13.    EXPENSES    33
14.    AMENDMENT AND ASSIGNABILITY    33
15.    NOTICES    33
16.    WAIVER    35
17.    ENTIRE AGREEMENT    35
18.    COUNTERPARTS; ELECTRONIC SIGNATURE    35
19.    SEVERABILITY    35
20.    GOVERNING LAW    35
21.    JURISDICTION; WAIVER OF JURY TRIAL    36
22.    REPRESENTATION BY COUNSEL    37
23.    NO THIRD-PARTY BENEFICIARIES    38
24.    EXHIBITS, APPENDICES AND COMPANY DISCLOSURE SCHEDULE    38
25.    DEFINITIONS; INTERPRETATION    38
25.1    Definitions    38
25.2    Certain Interpretive Matters    48
25.3    Construction    49

EXHIBITS

Exhibit A     R&W Insurance Policy
Exhibit B    Trademark License Agreement
Exhibit C    Assignment Agreement
Exhibit D    Seller’s Secretary’s Certificate
Exhibit E    [Intentionally Omitted]
Exhibit F    Brokerage Exclusivity Agreement
Exhibit G    Purchaser’s Secretary’s Certificate
Exhibit H    [Intentionally Omitted]
Exhibit I    Accounting Principles
Exhibit J    Net Working Capital

SCHEDULES

Schedule 1.8    Purchase Price Allocation
Schedule 2.5    No Breach
Schedule 2.6    Litigation
Schedule 3.5    No Breach
Schedule 3.6    Material Permits
Schedule 3.7    Compliance with Laws
Schedule 3.8    Assets
Schedule 3.9    Accounts Receivable
Schedule 3.10(a)    Intellectual Property
Schedule 3.10(b)    Permitted Liens on Intellectual Property
Schedule 3.10(c)    Actions against Intellectual Property
Schedule 3.10(e)    Unauthorized uses or disclosures of Intellectual Property
Schedule 3.11(a)    Material Contracts
Schedule 3.12    Litigation
Schedule 3.13    Financial Statements
Schedule 3.14    Liabilities
Schedule 3.15    Taxes
Schedule 3.16(a)    Benefit Plans
Schedule 3.16(b)    Multiemployer Plans
Schedule 3.16(c)    Benefit Plan Contributions
Schedule 3.16(e)    Acceleration of Benefits
Schedule 3.17    Insurance Policies
Schedule 3.18    Environmental Matters
Schedule 3.19(a)    Leased Premises
Schedule 3.20    Transactions with Certain Persons
Schedule 3.21(a)    Compliance with Employment Laws
Schedule 3.21(b)    Employee Census
Schedule 3.22    Brokers
Schedule 3.23    Privacy and Security
Schedule 3.24    Events Subsequent
Schedule 5.2(a)    Healthcare Costs
Schedule 5.12    Shared Contracts
Schedule 7.1(d)     Third-Party Consents

Schedule 7.1(f)    Resignations
2

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of October 24], 2025, by and among PMG Holdings, Inc., a Texas corporation (the “Purchaser”), Douglas Elliman Realty, LLC, a New York limited liability company (the “Seller”), and Residential Management Group, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Seller (the “Company”).
RECITALS
WHEREAS, the Seller owns 100% of the equity interests of the Company (the “Acquired Interests”);
WHEREAS, the Company is engaged in, among other things, the Business; and
WHEREAS, the Seller desires to sell and convey the Acquired Interests to the Purchaser, and the Purchaser desires to purchase the Acquired Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.PURCHASE PRICE; CLOSING
1.1Purchase and Sale of Interests; Payment of Closing Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, the Seller will sell, transfer, assign and convey to the Purchaser, and the Purchaser will purchase and accept from the Seller, the Acquired Interests. At the Closing, the Purchaser will pay to the Seller, by wire transfer of immediately available funds, the sum of: (a) $85,000,000 (“Base Purchase Price”); plus (b) the amount, if any, by which Estimated Net Working Capital is greater than the Target Net Working Capital; minus (c) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital; minus (d) the Estimated Company Indebtedness, if any; minus (e) the Estimated Company Transaction Expenses, if any; and plus (f) the Estimated Closing Cash, if any.
The amount so payable to the Seller at the Closing and adjusted pursuant to Section 1.3(a) is referred to as the “Closing Purchase Price” and the Closing Purchase Price, as further adjusted pursuant to Section 1.4(b) is referred to as the “Purchase Price.”
1.2Closing Payments. At the Closing, the Purchaser will pay:
(a)the amount of the outstanding Indebtedness of the Company, if any, to the Persons and in the amounts set forth in the Estimated Closing Statement;
(b)the amount of unpaid Company Transaction Expenses, if any, to the Persons and in the amounts set forth in the Estimated Closing Statement; provided, that (i) any Company Transaction Expenses payable to Employees, if any, will be funded to the Company for further payment to the applicable Employees, no later than the first payroll period following the Closing Date and (ii) any associated payroll Taxes will be paid by the Company as required by Law; and
(c)the Closing Purchase Price to the Seller.
For the avoidance of doubt, the Company, the Purchaser and the Seller agree that the Company Transaction Expenses incurred on the Closing Date will be deemed to have been made by the Company prior to the Closing, such that such payments will be deemed, to the fullest extent allowable by applicable Laws, to be a Tax deductible expense of the Company for Pre-Closing Tax Periods.
1.3Closing Statement.
(a)Delivery of the Estimated Closing Statement. Not later than 5:00 p.m. Eastern Time on the Business Day that is three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser: (i) a statement (the “Estimated Net Working Capital Statement”) setting forth the Company’s good faith estimate of the Closing Net Working Capital (the “Estimated Net Working Capital”), together with an estimated unaudited balance sheet of the Company as of the Effective Time (the “Estimated Closing Date Balance Sheet”); (ii) the Company’s good faith estimate of the Closing Indebtedness (the “Estimated Company Indebtedness”); (iii) the Company’s good faith estimate of the Closing Company Transaction Expenses (“Estimated Company Transaction Expenses”); (iv) the Company’s good faith estimate of the Closing Cash (“Estimated Closing Cash”) and (v) a calculation of the Closing Purchase Price based on the foregoing (such statement as may be adjusted pursuant to Section 1.3(b), the “Estimated Closing Statement”). The Estimated Closing Statement will contain wire instructions for all of the foregoing payments (or instructions to pay certain amounts by check). The amounts set forth in the Estimated Closing Statement shall be used for purposes of calculating the payments to be made by the Purchaser pursuant to Section 1.2.
(b)Review and Adjustment of the Estimated Closing Statement. The Estimated Closing Statement shall (i) be prepared in accordance with the Accounting Principles and the applicable definitions contained herein and (ii) include reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions for the calculations of the amounts contained therein. The Company shall provide the Purchaser with any additional information reasonably requested by the Purchaser with respect to such calculations and amounts. If the Purchaser objects to any amounts set forth in the Estimated Closing Statement, the Purchaser shall deliver to the Company no later than 11:59 p.m. Eastern Time on the Business Day that is two (2) Business Days prior to the Closing Date, a written statement in reasonable detail describing the Purchaser’s good faith objections thereto, and its own determinations of the applicable amounts. The Purchaser and the Company shall in good faith attempt to resolve any of the Purchaser’s objections as set forth in the notice from the Purchaser, and the Company shall make such revisions to the disputed items as may be mutually agreed between the Company and the Purchaser. In the event that the Company and the Purchaser fail to agree on the resolution of any of the Purchaser’s objections by 5:00 p.m. Eastern Time on the Business Day that is one (1) Business Day prior to the Closing Date, the amounts set forth in the Estimated Closing Statement prepared by the Seller shall be conclusive and binding upon the Purchaser solely for the purposes of determining the amounts payable at Closing. If the Purchaser does not timely deliver such objection notice, the Estimated Closing Statement and the calculation thereof as originally delivered by the Company pursuant to the first sentence of Section 1.3(a) shall control solely for the purposes of determining the amounts payable at Closing.
1.4Purchase Price Adjustment.
(a)Preparation of Closing Date Balance Sheet. As soon as practicable, and in any event within ninety (90) days after the Closing Date, the Purchaser will prepare and deliver to the Seller a balance sheet of the Company as of the Effective Time (the “Closing Date Balance Sheet”) and a statement of the Purchaser’s determination of (i) the Closing Net Working Capital, (ii) Closing Company Indebtedness (if any), (iii) the Closing Company Transaction Expenses (if any), (iv) the Closing Cash (if any) and (v) the amount of the Closing Purchase Price calculated therefrom (such statement, the “Closing Statement”). The Closing Date Balance Sheet and the Closing Statement shall (A) be prepared in accordance with the Accounting Principles, (B) include reasonable supporting detail to support the Purchaser’s calculations, explanations and assumptions for the calculations of the amounts contained therein and (C) not take into account any events, facts or circumstances occurring after the Closing. “Actual Net Working Capital” means the final amount of Closing Net Working Capital on the Final Closing Statement determined pursuant to Section 1.4(a)(ii) or 1.4(a)(iii). “Actual Company Transaction Expenses” means the final amount of Closing Company Transaction Expenses on the Final Closing Statement determined pursuant to Section 1.4(a)(ii) or 1.4(a)(iii). “Actual Company Indebtedness” means the final amount of Closing Indebtedness on the Final Closing Statement determined pursuant to Section 1.4(a)(ii) or 1.4(a)(iii). “Actual Closing Cash” means the final amount of the Closing Cash on the Final Closing Statement determined pursuant to Section 1.4(a)(ii) or 1.4(a)(iii). “Actual Closing

Purchase Price” means the final amount of the Closing Purchase Price on the Final Closing Statement determined pursuant to Section 1.4(a)(ii) or 1.4(a)(iii).
(i)If the Purchaser fails to deliver the Closing Statement to the Seller within the ninety (90)-day period specified in this Section 1.4(a), then the Estimated Closing Statement delivered by Seller to Purchaser pursuant to Section 1.3(a) shall be deemed to be the Final Closing Statement for all purposes hereunder.
(ii)Review and Resolution Period. After receipt of the Closing Statement, the Seller shall have forty-five (45) days to review it (which period may be tolled by up to an additional thirty (30) days for the Seller due to any lack of access to records caused by the Purchaser or the Company or any of their respective Representatives). To the extent reasonably required to complete such review of the Closing Statement, the Purchaser shall provide the Seller with reasonable access during normal business hours to all underlying documentation supporting the Purchaser’s calculations set forth in the Closing Statement. The Seller will deliver notice to the Purchaser on or prior to the 45th day (as tolled) after receipt of the Closing Statement specifying in reasonable detail all disputed items with respect to the Closing Statement and the basis therefor. If the Seller fails to deliver such notice in such 45-day (as tolled) period, the Seller will be deemed to have waived its right to contest the Closing Statement. If the Seller notifies the Purchaser of any objections to the Closing Statement in such 45-day (as tolled) period, then the parties shall, within forty-five (45) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If the Seller in good faith objects to the calculation of any component of the Closing Statement in accordance with the foregoing provisions, the undisputed portion, if any, of the Closing Statement shall be paid in accordance with Section 1.5 within five (5) Business Days of the delivery of the applicable notification by the Seller to the Purchaser.
(iii)Dispute Resolution Procedure. If at the conclusion of the Resolution Period the parties have not reached an agreement on any objections with respect to the Closing Statement, then either party may require the dispute be resolved by the Neutral Auditor by providing notice to all parties of such demand. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. The Neutral Auditor will determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor is not to make any other determination, including not making any determination as to whether the agreed upon dollar amount of the Target Net Working Capital is correct or appropriate. The Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement, and in making its determination, the Neutral Auditor shall be acting as an expert and not as an arbitrator. The scope of the disputes to be resolved by the Neutral Auditor shall be limited to determining the items in dispute based on the information presented, which shall be determined in accordance with this Agreement (including the definition of Net Working Capital and Exhibit J hereto). The Purchaser and the Seller will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (provided that it delivers a copy thereof substantially simultaneously to the other party), and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. No party (or its Representatives) shall engage in ex parte communication with the Neutral Auditor at any time with respect to any disputed items. Each of Purchaser and Seller may require that the Neutral Auditor enter into a customary form of confidentiality agreement with respect to any work papers, documents, materials and other information relating to the Company provided to the Neutral Auditor. In deciding any matter, the Neutral Auditor may not assign a value to any item greater than the greatest value for such item claimed by the Purchaser or the Seller or less than the smallest value for such item claimed by the Purchaser or the Seller. The Neutral Auditor’s determination will be made within forty-five (45) days after its engagement (which engagement will be made as promptly as practicable after the end of the Resolution Period, but in no event later than (10) Business Days following the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to the Seller and the Purchaser and will be final, conclusive, non-appealable and binding for all purposes hereunder; provided, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only if upon a finding that the Neutral Auditor committed manifest error with respect to its determination. Upon such demand made by a party, the other party hereto covenants and agrees to jointly submit the matter to the Neutral Auditor for purposes of the dispute resolution procedure set forth in this Section 1.4(a)(iii). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne (i) by the Purchaser in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of all disputed items and (ii) by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $1,000,000 of a proposed upwards Purchase Price adjustment to be paid to the Seller, the Neutral Auditor determines that such payment should be $400,000 and the Neutral Auditor’s fees and expenses are $100,000, then (i) the Purchaser shall pay $40,000 (40%) of such fees and expense and (ii) the Seller shall pay $60,000 (60%) of such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the party incurring such cost and expense. The term “Final Closing Statement” will mean the definitive Closing Statement agreed to by the Seller and the Purchaser in accordance with Section 1.4(a)(ii) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with the dispute resolution procedure set forth in this Section 1.4(a)(iii).
(b)Post-Closing Purchase Price Adjustment. If the Actual Closing Purchase Price exceeds the Closing Purchase Price, then the Purchaser shall pay to the Seller an amount equal to such sum by wire transfer of immediately available funds. If the Actual Closing Purchase Price is less than the Closing Purchase Price, then the Seller shall pay to the Purchaser an amount equal to such sum by wire transfer of immediately available funds. Any payment owed pursuant to this Section 1.4(b) will be paid within five (5) Business Days after the Actual Closing Purchase Price is agreed to by the Seller and the Purchaser or is determined by the Neutral Auditor in accordance with Section 1.4(a)(iii) or is otherwise deemed final pursuant to Section 1.4(a). If such amount is not timely paid in accordance with this Section 1.4(b), then such amount shall bear interest at the rate of eight percent (8%) per annum from the date such amount is due hereunder until paid in full.
1.5Form of Payments. Except as expressly provided herein or mutually agreed by the Seller and the Purchaser, all payments under this Agreement will be made by delivery to the recipient by depositing, by wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient, which account will be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.
1.6Closing.
(a)The closing of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the execution of this Agreement (and effective as of the date first set forth above) or such other date and time as the Purchaser and the Seller may agree (the “Closing Date”). The Closing shall take place remotely through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, DocuSign or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document). To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
(b)At the Closing, (i) the Seller or the Company will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.1 and (ii) the Purchaser will make the payments set forth in Section 1.2 and deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2.
1.7Withholding Taxes. Notwithstanding any other provision in this Agreement, the Purchaser, the Company and the Seller shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including IRS Form W-9, or any similar information, in consultation with the Seller, and such amounts shall be reflected in the Estimated Closing Statement; provided, however, that the parties acknowledge and agree that no amounts shall be deducted or withheld so long as the Seller delivers an IRS Form W-9.
1.8Allocation of Purchase Price for Tax Purposes. Within 60 days following the determination of the Actual Closing Purchase Price in accordance with Section 1.4, the Seller shall deliver to the Purchaser a proposed allocation of the Actual Closing Purchase Price (and the amount of any liabilities or other items required to be treated as purchase price for U.S. federal income tax purposes) among the Assets of the Company in accordance with the methodology set forth on Schedule 1.8 and the requirements of Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). The Purchaser will have thirty (30) days to review the proposed Allocation and notify the Seller, in writing, of any comments that it may have with respect thereto. If the Purchaser has not notified the Seller of any comments within such thirty (30)-day period then the Allocation, as prepared by the Seller, shall be final and binding. If the Purchaser provides the Seller with any written comments within such thirty (30)-day period, then the Purchaser and the Seller shall negotiate in good faith to resolve any disputes. The Allocation, if finally agreed to by the Purchaser and the Seller, shall be binding on both the Purchaser and the Seller, and the parties will file their respective Tax Returns in a manner consistent with such Allocation. The parties agree to take no future action or position in any Tax audit, Tax controversy, Tax Return or otherwise which is inconsistent with an agreed upon Allocation, unless required to do so by a “determination” as defined in Section 1313 of the Code.
2.REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER.
The Seller hereby represents and warrants to the Purchaser the following matters in this Article 2. These representations and warranties, as qualified by the applicable sections of the Disclosure Schedules, are made as of the Closing Date, except to the extent that a representation or warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.
2.1Organization. The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New York, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.
2.2Necessary Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms and conditions (subject to the Enforceability Exceptions). Upon execution and delivery at the Closing by the Seller, each other Transaction Document to which the Seller is, or is specified to be, a party, will be duly and validly executed by the Seller, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than the Company)) the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).
2.3Title to the Acquired Interests, Etc. The Seller owns good and valid title to the Acquired Interests free and clear of any and all Liens (other than restrictions on transfers of securities pursuant to federal or state securities Laws) and upon delivery of the Acquired Interests to the Purchaser on the Closing Date in accordance with this Agreement and upon the Purchaser’s payment of the closing payments in accordance with Section 1.1 and Section 1.2, the entire legal and beneficial interest in the Acquired Interests and good and valid title to the Acquired Interests, free and clear of all Liens (other than restrictions on transfers of securities pursuant to federal or state securities Laws), will pass to the Purchaser.
2.4Brokers. Except as set forth on Schedule 3.22, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

2.5No Breach. Except as set forth on Schedule 2.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller do not and will not (a) violate or conflict with the Governing Documents of the Seller or (b) violate any Law to which the Seller is subject, except in the case of clause (b) as would not reasonably be expected to adversely impact the Seller’s ability to consummate the transactions contemplated by this Agreement or any Transaction Document to which the Seller is a party.
2.6Litigation. Except as set forth on Schedule 2.6, (a) there is no Action, judgment, decree, or settlement pending or, to the Seller’s Knowledge, threatened against the Seller and (b) there are no Orders outstanding against the Seller, in each case, that would reasonably be expected to adversely impact the Seller’s ability to consummate the transactions contemplated by this Agreement or any Transaction Document to which the Seller is a party.
2.7No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 2, NEITHER THE SELLER, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER MAKES ANY REPRESENTATION OR WARRANTY OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, TO THE PURCHASER OR ANY OF ITS NON-RECOURSE PARTIES, INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, THE ASSETS, OR THE LIABILITIES OF THE COMPANY OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF ITS NON-RECOURSE PARTIES.
3.REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.
The Seller represents and warrants to the Purchaser the matters set forth in this Article 3. These representations and warranties, as qualified by the applicable sections of the Disclosure Schedules are made as of the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.
3.1Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where failure to be registered or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. Copies of the Governing Documents of the Company, as currently in effect, have been made available to the Purchaser, and each such copy is true, correct and complete.
3.2Authorization. The Company has the requisite power and authority to (a) own, lease and operate the Assets and carry on the Business as now being conducted and (b) execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
3.3Capitalization.
(a)The Acquired Interests constitute all of the issued and outstanding equity securities of the Company. The Seller is the sole legal and beneficial owner of the Acquired Interests. The Acquired Interests (i) have been duly authorized and validly issued; and (ii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized Convertible Securities, equity appreciation, phantom equity, redemption rights, repurchase rights or similar rights with respect to the equity of the Company. There are no voting trusts, proxies, equityholder agreements or any other agreements or understandings with respect to the voting of the Acquired Interests. There are no preemptive rights or rights of first refusal or first offer with respect to the Acquired Interests.
(b)The Company has no Subsidiaries and does not own any equity interests of any other Person or any other interest in any other Person or any rights to acquire any such equity interests or other interest.

3.4Binding Agreement. This Agreement has been duly executed by the Company and delivered to the Purchaser, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions). Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is, or is specified to be, a party, will be duly and validly executed by the Company, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than the Seller)) legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).
3.5No Breach. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (a) violate or conflict with the Governing Documents of the Company; (b) violate or conflict with, in any material respect, any Law to which the Company is subject; (c)  violate, breach or conflict with, constitute or create a default under (with or without giving notice or the lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or result in a loss of a material benefit under or the creation or effectiveness of a new material obligation under, any of the terms, conditions or provisions of any Material Contract; or (d) result in the imposition of a Lien on any of the Assets, except in the case of clauses (b) through (d) as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
3.6Permits. The Company possesses all material Permits required to own the Assets and conduct the Business as now being conducted (such Permits, the “Material Permits”). Schedule 3.6 sets forth, as of the date of this Agreement, a list of all Material Permits, which such Material Permits are valid and in full force and effect. Except as set forth on Schedule 3.6, since the Lookback Date, the Company has not, (i) been in violation or breach of, or default under, any Material Permit or (ii) received any written (or to the Company’s Knowledge, oral) notice from any Governmental Authority of any actual or alleged, violation of, breach of, loss of a material benefit under or non-renewal of, any Material Permit, in each case, other than as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
3.7Compliance With Laws. Except as set forth on Schedule 3.7, the Company is, and since the Lookback Date has been, in compliance, in all material respects, with all Laws (other than Laws relating to Tax, ERISA, Environmental Laws, employment, labor and Privacy and Security Laws, which are referenced in Sections 3.15, 3.16, 3.18, 3.21, and 3.23) applicable to the Business.
3.8Assets. Except as set forth on Schedule 3.8, the Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed exclusively in Section 3.10 hereof), free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
3.9Accounts Receivable. Except as set forth on Schedule 3.9, all accounts receivable of the Company shown on the balance sheet included in the Financial Statements and on the Estimated Closing Date Balance Sheet arose from sales actually made or services actually performed in the Ordinary Course of Business, and to the Company’s Knowledge, constitute valid, undisputed receivables of the Company not subject to claims of set off or other defenses or counterclaims. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of such statements, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
3.10Intellectual Property.
(a)Schedule 3.10(a) sets forth all registrations, issuances, and pending applications for Intellectual Property included in Company IP, specifying as to each item, as applicable: (i)  the record owner of the item; (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iii) the issuance, registration or application numbers and dates (“Registered Company IP”). To the Company’s Knowledge, all the Registered Company IP are valid, subsisting, and enforceable and the Company has timely made all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required for all Registered Company IP on or before the Closing Date.
(b)Except as set forth on Schedule 3.10(b), the Company owns, free and clear of all Liens (other than non-exclusive license rights granted in the Ordinary Course of Business), all of the Company IP used by the Company in the conduct of Business as of the Closing Date. Except as set forth on Schedule 3.10(b), to the Company’s Knowledge, the Company has valid and enforceable licenses to use all third party Intellectual Property.
(c)Except as set forth on Schedule 3.10(c), to the Company’s Knowledge, there is no infringement, dilution, misappropriation, or other unauthorized use (i) by the Company of any Intellectual Property owned by any other Person, or (ii) by any other Person of any Company IP. Except as set forth on Schedule 3.10(c), the Company has not received any written (or to the Company’s Knowledge, oral) complaint or notice of any Action involving matters of the types contemplated by the immediately preceding sentence, which Action remains unresolved as of the Closing Date. There is no opposition or cancellation proceeding pending against the Company concerning the ownership, validity, enforceability or infringement of any Registered Company IP.
(d)To the Company’s Knowledge, no Company IP that is a Trade Secret has been the subject of any unauthorized access, use, or theft. The Company has used and continues to use commercially reasonable efforts to protect and maintain such Trade Secrets.
(e)To the Company’s Knowledge, there have been no successful unauthorized intrusions or material breaches of the security of the Company Systems owned or controlled by the Company. Except as set forth on Schedule 3.10(e), to the Company’s Knowledge, there are no (and have not been any) unauthorized uses or disclosures of any Company IP.
3.11Contracts.
(a)Schedule 3.11(a) contains a complete, current and correct list of all of the following Contracts to which the Company or its Assets is currently bound (collectively the “Material Contracts”); provided, that for purposes of this Section 3.11, the term Contracts shall not include (x) Leases, Benefit Plans or insurance policies or so long as such Contracts are disclosed on Schedule 3.19(a), Schedule 3.16(a) or Schedule 3.17 respectively, if required to be disclosed thereon and (y) Contracts which are non-disclosure agreements with third parties which are entered into in the Ordinary Course of Business:
(i)any Contract or group of related Contracts providing property management services to a third party;
(ii)any Contract or group of related Contracts which involve annual expenditures or receipts by the Company (taken as a whole) in excess of $100,000 for the twelve (12)-month period prior to the Closing Date;
(iii)any Contract with any of the officers, directors or Employees of the Company not otherwise listed on another Disclosure Schedule hereto, including all non-competition, non-solicitation, severance, and indemnification agreements with any such Person, but in each case, other than form offer letters or form Contracts entered into in the Ordinary Course of Business;
(iv)any partnership, joint venture or profit-sharing agreement entered into with any Person;
(v)any settlement agreement involving Actions by or against the Company under which the Company has outstanding obligations (other than confidentiality obligations) or involving the payment of more than $100,000;
(vi)any loan agreement, agreement of Indebtedness, credit, note, letter of credit, security agreement, guarantee, mortgage, indenture, performance or surety bond or other document relating to the borrowing of money or extension of credit, in each case, involving more than $100,000 by or to the Company;
(vii)any Contract containing any limitation on the freedom of the Company to engage in any line of business or compete with any Person or to operate at any location in the world;
(viii)any Contract entered into since the Lookback Date, relating to (A) the disposition (and any granting of a right of first refusal or negotiation with respect thereto), other than in the Ordinary Course of Business, of a material portion of the assets or other business operations of the Company, or (B) the acquisition other than in the Ordinary Course of Business of a material portion of the assets or other business operations of, or any interest in, any business of another Person;
(ix)any Intellectual Property license agreements under which the Company is granted the right to use third party Intellectual Property (excluding licenses for commercially available or other off-the-self software or similar SaaS agreements);
(x)any Contract that contains any indemnification obligation of the Company other than those entered into in the Ordinary Course of Business; and
(xi)each Contract for the lease of Personal Property involving aggregate payments of more than $100,000 in any twelve (12)-month period.
(b) (i) All of the Material Contracts are in full force and effect in all material respects, and are valid, binding, and enforceable against the Company, and to the Company’s Knowledge, the other parties thereto, in accordance with their terms (subject to the Enforceability Exceptions), (ii) there exists no material breach, material default or material violation on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any such Material Contract and (iii) since the Lookback Date, neither the Seller nor the Company has received any written (or to the Company’s Knowledge, oral) notice of the termination of any Material Contract prior to its expected expiration as set forth in its terms and conditions. True, correct and complete copies of the Material Contracts have been made available to the Purchaser.
3.12Litigation. Except as set forth on Schedule 3.12, (a) there is no material Action, judgment, decree, or settlement, pending or rendered since the Lookback Date, or, to the Company’s Knowledge, threatened against the Company, and (b) there are no material Orders outstanding against the Company.
3.13Financial Statements. Attached to Schedule 3.13 are true, correct and complete copies of the unaudited balance sheets and statements of income of the Company (collectively, the “Financial Statements”) as of and for each of the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 and as of and for the six (6)-month period ended June 30, 2025 (such date, the “Latest Balance Sheet Date”). The Financial Statements were derived from and prepared in accordance with the books of account and other financial records of the Company, and present fairly, in all material respects, the financial condition and the results of operations of the Company as of the respective dates and for the respective periods thereof. The Financial Statements have been prepared in accordance with GAAP consistently applied through and among the periods indicated (provided, that the Financial Statements do not contain footnotes and presentation items required by GAAP and are subject to normal adjustments at the end of the fiscal year).
3.14Liabilities. The Company has no liabilities, obligations or commitments of a nature required by GAAP to be included or reserved for on the balance sheet of the Company except: (a) liabilities that are accrued and reflected on the Financial Statements; (b) liabilities that are listed on Schedule 3.14; (c) liabilities that have arisen in the Ordinary Course of Business since the Latest Balance Sheet Date; (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) executory obligations under Contracts (other than liabilities relating to any breach thereof by the Company).

3.15Taxes. Except as set forth on Schedule 3.15:
(a)the Seller has filed all Tax Returns on behalf of the Company required to have been filed by the Seller with respect to the Company;
(b)all such Tax Returns are accurate and complete in all material respects and were prepared in compliance with all Laws;
(c)all material Taxes due and payable by the Company (whether or not shown on any Tax Return), including any and all Taxes owed in any jurisdiction outside of the United States, have been timely paid;
(d)the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;
(e)no claim has been made since the Lookback Date against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;
(f)there are no Liens on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens described in clause (a) of the definition thereof;
(g)no Tax deficiency has been asserted against or with respect to the Company by any Governmental Authority in writing which Tax remains unpaid and the Company has not received from any Taxing Authority any written (or to the Company’s Knowledge, oral) notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been satisfied by payment or been withdrawn;
(h)the Company is currently not the subject of a Tax audit or examination by any Taxing Authority and no such Tax audit or examination has been threatened against the Company;
(i)the Company has collected or withheld all material Taxes required to be collected or withheld thereby, and all such Taxes have been paid to the appropriate Governmental Authorities to the extent due and payable;
(j)the Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by contract (other than a Commercial Non-Tax Contract) or otherwise;
(k)the Company has not granted and is not subject to any waiver of the period of limitations for the assessment or payment of Tax for any currently open taxable period;
(l)the Company is not required to include any item of income the tax in respect of which will be due and payable by the Company following the Closing Date pursuant to Section 481 of the Code as a result of a change in method of accounting made prior to the Closing Date.
This Section 3.15: (i) contains the sole and exclusive representations and warranties of the Company with respect to Taxes and (ii) shall only be construed and interpreted as applying to Taxes and associated liabilities occurring in or related to Pre-Closing Tax Periods (including, for the avoidance of doubt, Tax liabilities incurred due to income inclusions triggered in a Pre-Closing Tax Period, but which are payable over a period of time) and shall not apply in any respect to Taxes and associated liabilities occurring in or related to Tax periods (or portions thereof) ending after the Closing Date.
3.16Employee Benefit Plans; ERISA.
(a)Schedule 3.16(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and any deferred compensation arrangements, bonus compensation plans or policies, severance pay, disability, vacation and sick leave benefits and any similar plan, programs and arrangements that are available to and for the benefit of Employees of the Company that are maintained or sponsored by the Company, or with respect which the Company has any material liability (collectively, the “Benefit Plans”). Except as would not give rise to a material liability to the Company, with respect to any Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened. With respect to each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) has received, or is entitled to rely upon, a favorable determination or opinion letter as to its qualification. Each Benefit Plan has been operated in compliance with its terms and with the requirements of all applicable Laws, except to the extent such non-compliance would not reasonably be expected to affect the qualified status of any Benefit Plan or give rise to a material liability to the Company.
(b)Except as would not give rise to a material liability to the Company, or except as set forth on Schedule 3.16(b), at no time since the Lookback Date has the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) maintained, sponsored or contributed to, or been obligated to contribute to any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or to any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. No event has occurred and no condition exists with respect to a Benefit Plan that could result in a material Tax, Lien, or other material liability imposed by ERISA, the Code or other Laws on the Company. Except as would not give rise to a material liability to the Company, the Company does not maintain and has no liability with respect to retiree life or retiree health insurance plans that provide for benefits or coverage for any participant or any beneficiary of a participant following termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or at the sole expense of the participant or any participant’s beneficiary.
(c)Except as set forth on Schedule 3.16(c) or as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, all required contributions to, and premium payments on account of, each Benefit Plan have been made on a timely basis.
(d)Except as would not give rise to a material liability to the Company, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(e)Except as would not give rise to a material liability to the Company, or except as set forth on Schedule 3.16(e), no Benefit Plan exists that, as a result of the execution and delivery of this Agreement nor the consummation or of the transactions contemplated by this Agreement, would (either alone or in combination with another event): (i) result in the acceleration of the time of payment or vesting, or increase or require the funding of any obligation or provide for provision of any other rights or benefits to any Employee or former Employee of the Company; (ii) increase any material benefits otherwise payable under, or result in any other material obligation pursuant to, any Benefit Plan; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) result in an “excess parachute payment” or gross-up right or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
3.17Insurance. Schedule 3.17 lists all (a) third-party insurance policies which provide coverage to the Company as of the Closing Date (excluding insurance policies related to the Benefit Plans and provided on Schedule 3.16(a)) (any third-party insurance policies listed on Schedule 3.17 or otherwise in effect immediately prior to Closing and covering the Company, an “Existing Insurance Policy”), and (b) self-insurance programs maintained by the Seller, the Company or their Affiliates which provide coverage to the Company as of the Closing Date (any self-insurance programs listed on Schedule 3.17 or otherwise in effect immediately prior to Closing and covering the Company, an “Existing Self-Insurance Program”). With respect to each such insurance policy, (a) the Company has not received written (or to the Company’s Knowledge, oral) notice that it is in default with respect to any obligations under any policy, and (b) to the Company’s Knowledge, as of the Closing Date, no insurer on any policy has been declared insolvent or placed in receivership, conservatorship or liquidation. The Company has not received any written (or to the Company’s Knowledge, oral) notice of cancellation or termination with respect to any insurance policy existing as of the Closing Date that is held by, or for the benefit of, the Company. All such insurance policies are in full force and effect as of the Closing Date.
3.18Environmental Matters. Except as set forth on Schedule 3.18 or as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole: (a) the Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws, (b) since the Lookback Date, the Company has not received written (or to the Company’s Knowledge, oral) notice regarding any actual or alleged violation of any Environmental Law, which has not been remedied, (c) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company under or relating to Environmental Laws including those that involve or relate to the release, use, disposal or arranging for disposal of any Hazardous Materials and (d) the Company has not disposed of, or arranged for the disposal of, Hazardous Materials in a manner or to a location that would reasonably be expected to result in material liability to the Company under or relating to Environmental Laws.
3.19Real Estate.
(a)Schedule 3.19(a) contains a true, complete and accurate list of all premises leased, subleased, or licensed by the Company for the operation of the Business (the “Leased Premises”), and of all material leases, subleases, or licenses (including amendments and modifications thereof) (collectively, the “Leases”). The Company has made available to the Purchaser complete copies of the Leases. Each Lease is in full force and effect and constitutes a valid and enforceable obligation of the Company in accordance with its terms (subject to the Enforceability Exceptions). The Company is in compliance with the terms and requirements of each Lease, and to the Company’s Knowledge, each party to such Lease is in compliance with the terms and requirements thereof, except in either case for breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
(b)The Company does not own any real property in fee.
3.20Transactions with Certain Persons.
(a)Except as set forth on Schedule 3.20, no current officer of the Company, nor any member of any such individual’s immediate family is presently, or within the past three (3) years has been, a party to any transaction with the Company, including but not limited to any Contract or other arrangement: (a) providing for the furnishing of services by or to the Company; (b) providing for the rental of real or personal property from or to the Company; or (c) otherwise requiring payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner (in each case, other than transactions involving services or expenses as directors, officers, equityholders or Employees of the Company in the Ordinary Course of Business).
(b)All intercompany accounts between the Seller and any of its Affiliates, on the one hand, and the Company, on the other hand, have been settled or otherwise eliminated at no incremental cost to the Company after the Closing.
3.21Employee Matters.
(a)Except as set forth on Schedule 3.21(a) and as have not had, and would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole:
(i)since the Lookback Date, the Company has been and is in compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work, including meal and rest breaks; payment of wages; immigration; workers’ compensation; background and credit checks, working conditions; occupational safety and health; family and medical leave; or employee terminations; data privacy and data protection,;
(ii)there are no pending or, to the Company’s Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against the Company brought by or on behalf of any applicant for employment, any Employee or former Employee, representative, agents, consultant, independent contractor, subcontractor, or leased Employee, volunteer, or “temp” of the Company, or any group or class of the foregoing, or any Governmental Authority, in each case alleging violation of any labor or employment Laws, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; and
(iii)to the Company’s Knowledge, each of the Employees of the Company has all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such Employee’s employment.
(b)Schedule 3.21(b) includes a complete and accurate list of all Employees of the Company as of ten (10) days before the Closing Date showing for each as of that date the Employee’s name, job title or description, base wage or salary and also showing any cash bonus, commission or other remuneration other than base wage or salary (other than any such arrangements under which payments are at the discretion of the Company or are paid pursuant to a Benefit Plan) paid during the fiscal year ending December 31, 2024.
(c)The Company is not a party to any collective bargaining agreement, works council agreements, labor union contracts, trade union agreements, or other similar agreement or Contract with any labor organization, employee association, or other representative of any of the Employees of the Company. As of this date, to the Company’s Knowledge, there are no activities or proceedings of any labor union, employee association, or other party to organize or represent such Employees. Since the Lookback Date, to the Company’s Knowledge there has not occurred or, been threatened, any strike, slow-down, picketing, work-stoppage, boycotts, handbilling, demonstrations, leafleting, sit-ins, sick-outs, or other similar forms of organized labor disruption with respect to any Employees and the Company.
3.22Brokers. Except as set forth on Schedule 3.22, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other similar contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.
3.23Privacy and Security.  Except as set forth on Schedule 3.23:
(a)Since the Lookback Date: (i) the Company has maintained written policies and procedures with respect to the privacy and security of Personal Information gathered or accessed in the course of the operations of the Company, (ii) such policies and procedures have been commercially reasonable and, to the Company’s Knowledge, compliant with applicable Privacy Requirements in all material respects, and (iii) the Company has been in compliance with such policies and procedures in all material respects. The Company maintains disaster recovery plans, procedures and facilities in place that are intended to minimize the disruption of the Business in the event of any material failure of any of the Company Systems in accordance in all material respects with applicable Privacy Requirements. Since the Lookback Date, the Company has not received any written (or to the Company’s Knowledge, oral) notice alleging any violation of Privacy and Security Laws.
(b)Since the Lookback Date, the Company has not received any written (or to the Company’s Knowledge, oral) notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Law, which matter remains unresolved.

(c)The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by the Company in the conduct of Business (the “Company Systems”) are sufficient for the conduct of the business as conducted on the Closing Date.
(d)To the Company’s Knowledge, since the Lookback Date, there has been no (i) failure, breakdown, continued substandard performance or other adverse events affecting any Company Systems that have caused a material disruption or interruption in or to the use of such Company Systems; or (ii) privacy or data security breach (including any cyber-attack) of any Company Systems, or unauthorized acquisition, exfiltration, manipulation, erasure, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company (or, to the Company’s Knowledge, any service provider (in the course of providing services for or on behalf of the Company)) that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.
3.24Events Subsequent. Except as set forth on Schedule 3.24 and matters related to the transactions contemplated pursuant to this Agreement, since the Latest Balance Sheet Date: (a) the Company has conducted the Business only in the Ordinary Course of Business, (b) there has not been any change in or development with respect to the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of the Company taken as a whole, except for changes and developments which have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (c) the Company has not amended its Governing Documents or (d) there has been no merger or consolidation or the Company with any other Person or any acquisition by the Company of any equity interests or material assets or business of any other Person or any agreement with respect thereto.
3.25No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 3, NEITHER THE COMPANY NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, TO THE PURCHASER OR ANY OF ITS NON-RECOURSE PARTIES, INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, THE ASSETS, OR THE LIABILITIES OF THE COMPANY OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF ITS NON-RECOURSE PARTIES.
4.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company and the Seller the following matters in this Article 4. These representations and warranties are made as of the Closing Date:
4.1Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration.
4.2Necessary Authority. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms and conditions (subject to the Enforceability Exceptions). Upon execution and delivery at the Closing by the Purchaser, each other Transaction Document to which the Purchaser is, or is specified to be, a party, will be duly and validly executed by the Purchaser, and delivered to the other party(ies) thereto on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).
4.3No Breach. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby or thereby by the Purchaser do not and will not (a) violate or conflict with the Governing Documents of the Purchaser, (b) require the Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law to which the Purchaser is subject, or (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which the Purchaser is a party or by which its assets are bound that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
4.4Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
4.5Litigation; Compliance with Law. There is no Action or Order of any nature, pending, rendered or, to the Purchaser’s Knowledge, threatened, against the Purchaser that reasonably would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
4.6Financing
. The Purchaser has sufficient cash on hand, which together with borrowings available under revolving credit facilities is sufficient for the Purchaser, when required, to (a) pay an amount in cash equal to the Closing Purchase Price, (b) pay any and all fees and expenses required to be paid by the Purchaser in connection with the transactions contemplated by this Agreement and (c) satisfy all other payment obligations of the Purchaser contemplated hereunder.
4.7Investment Intent The Purchaser is purchasing the Acquired Interests solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Acquired Interests, or dividing its participation herein with others. The Purchaser is not relying on the Seller, the Company or any of their respective Affiliates with respect to the corporate tax, legal and economic considerations involved in its investment in the Company. The Purchaser acknowledges and agrees that it (i) has had reasonable access to the books and records of the Company, and (ii) has conducted its own independent investigation of the Company, the Business and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by the Seller, the Company or any of their respective Affiliates or Representatives, other than the representations and warranties expressly and specifically contained in Article 2 and Article 3 and that all other representations and warranties are specifically disclaimed. The Purchaser understands and acknowledges that: (a) the Acquired Interests has not been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) the Acquired Interests is not traded or tradable on any securities exchange or over the counter; and (c) the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
4.8Solvency. Immediately after giving effect to the transactions contemplated hereby, assuming the accuracy of the representations and warranties in Article 2 and Article 3 and the Seller’s and Company’s compliance with the covenants to be performed at or prior to the Closing, the Purchaser and the Company (a) will be solvent; (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured. The Purchaser and the Company is not party to, and neither party contemplates or plans to enter into, any other transaction to transfer assets that would result in the Purchaser not being solvent or with the intent to hinder, delay or defraud present or future creditors of the Purchaser or the Company.
4.9Purchaser’s Acknowledgment. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 2 and Article 3 as qualified by the Disclosure Schedules and any supplemented thereto. The Purchaser further acknowledges that it has not relied upon any information furnished by the Seller or the Company or any of their respective present and former Affiliates or Representatives concerning the Seller, the Company, the Business, the Acquired Interests, the Assets or the transactions set forth herein, other than the information expressly set forth in Article 2 and Article 3 as qualified by the Disclosure Schedules and any supplements thereto. The Purchaser also acknowledges that, except as expressly set forth in Article 2 and Article 3 as qualified by the Disclosure Schedules (as such Disclosure Schedules may be supplemented), none of the Company, the Seller, nor any of their Non-Recourse Parties or their respective Representatives makes or will be deemed to have made any representations or warranties, express or implied, regarding the Seller, the Company, the Business, the Acquired Interests, the Assets or the transactions set forth herein. The Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information, that the Purchaser and its Affiliates are familiar with such uncertainties, that the Purchaser and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, budgets, forecasts or other forward-looking financial information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, budgets, forecasts or other forward-looking financial information) and that no representations or warranties of any kind are being made with respect thereto.
5.COVENANTS OF THE PARTIES
5.1Confidentiality. Effective upon the Closing Date, the Agreement For Use and Non-Disclosure of Proprietary Information, dated February 26, 2024, by and between Associa and DOUG shall terminate. For a period of five (5) years after the Closing, subject to Section 12 (Public Statements), each party shall, and shall cause each of its Affiliates and Representatives to (a) keep confidential all information and materials regarding any other party and (b) not disclose the terms and provisions of this Agreement without the prior written consent of the other party.
5.2Post-Closing Employee Benefits.
(a)For a period of twelve (12) months after the Closing Date, the Purchaser shall provide or cause to be provided to each Employee employed by the Company prior to the Closing and that continues such employment following the Closing (each, a “Continuing Employee”) (i) on an individual basis, a base salary or wage rate (as applicable) and target annual (or other periodic) cash incentive compensation opportunities, that are, in each case, no less favorable than the base salary or wage rate (as applicable) and target annual (or other periodic) cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing Date and (ii) on a group basis, employee benefits (excluding any equity-based benefits) that are substantially comparable to those provided to the Continuing Employees immediately prior to the Closing Date. The Purchaser and the Company shall be solely responsible for satisfying the continuation coverage requirements of Code Section 4980B for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. For the period from November 1, 2025 through December 31, 2025 (the “Transition Period”), the Seller shall continue to offer the same health care coverage to all Continuing Employees (and their qualifying dependents) provided to such Continuing Employees immediately prior to the Closing Date; provided, however, the Purchaser shall pay to Seller each month during the Transition Period the amounts set forth on Schedule 5.2(a) for each covered life (collectively, the “Healthcare Costs”). The Healthcare Costs plus the employee portion of premiums for such Continuing Employees and their qualifying dependents for a given month shall be paid to Seller no later than the first day of each month during the Transition Period. The Purchaser shall offer all Continuing Employees (and their dependents) coverage under a group health plan sponsored by the Purchaser (or one of its Affiliates), with such coverage to be effective no later than January 1, 2026, and such coverage shall be substantially comparable to the group health benefits provided to such Continuing Employees immediately prior to the Closing Date. From and after the Closing, the Purchaser shall indemnify Seller, its Affiliates, and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) in respect of any Losses which any Seller Indemnified Person may suffer as a result of, in connection with or relating to a breach by the Purchaser of its obligations under this Section 5.2(a). This Section 5.2(a) shall not (i) constitute or be deemed to be an amendment to any Benefit Plan or any other compensation or benefit plan, program or arrangement of the Company or (ii) subject to compliance with the other provisions of this Section 5.2(a), limit the Purchaser’s or the Company’s rights to terminate any Continuing Employee for any reason at any time.
(b)Effective as of the Closing Date, the Purchaser shall, or shall cause its applicable Affiliates to, recognize all service of the Employees with the Company and all of its current or former Affiliates that are recognized under any Benefit Plan or Contract applicable to service-related or measured entitlements under applicable Law (collectively, the “Service Credits”). All Service Credits shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and level of benefits (excluding credit for benefit accrual purposes under any benefit plan of the Purchaser or any of its Affiliates that is a defined benefit pension plan) of any Employee under all compensation and employee benefit plans offered by the Purchaser or an Affiliate of the Purchaser to the Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance, welfare plans, or service-related or measured entitlements under applicable Law.
(c)The Purchaser shall: (i) waive any limitation on coverage of Employees and their eligible dependents due to pre-existing, actively at work limitations, evidence of insurability and waiting periods conditions under all applicable benefit plans of the Purchaser or any of its Affiliates, including the Company, and (ii) credit Employees and their eligible dependents with all payments credited against out-of-pocket maximums, deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits, payments and co-payments paid by such person, in each case, under the benefit plans of the Company prior to the Closing Date during the year in which the Closing occurs (or, if later, prior to the first date of participation during the year in which such participation first commences) for the purpose of determining the extent to which any such person has satisfied his or her out-of-pocket maximums, deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits payments and co-payments under any benefit plan of the Purchaser or an Affiliate of the Purchaser for such year.
(d)Nothing in this Section 5.2 shall create any third-party beneficiary right in any Person (other than the parties to this Agreement), including any Employee or former employee of the Company or any dependent or beneficiary thereof, or any right to continued employment or service with the Purchaser, the Company or any of their respective Affiliates. Nothing in this Section 5.2 shall (i) constitute an establishment, amendment or modification of any Benefit Plan or any other benefits plan, program, policy, agreement or arrangement covering any Employee or former employee of the Company, or (ii) alter or limit the Purchaser’s, the Company’s or their respective Affiliates’ ability to amend, modify or terminate any Benefit Plan or other benefits plan, program, policy, agreement or arrangement.
5.3Director & Officer Insurance.
(a)For a period of six (6) years after the Closing, the Company shall not, and Purchaser shall cause the Company to not, amend, repeal or otherwise modify any provision in the Company’s organizational documents or any agreement, in each case to the extent adversely impacting any right to exculpation or indemnification of any Person who was an officer, manager and/or director of the Company with respect to the periods at or prior to the Closing Date (unless required by Law), it being the intent of the parties that the officers, managers and directors of the Company will continue to be entitled to such exculpation and indemnification to the fullest extent permitted by applicable Law.
(b)In addition to the other rights provided for in this Section 5.3(b) and not in limitation thereof, from and after the Closing, the Purchaser shall, and shall cause the Company (in such capacity, a “D&O Indemnifying Party”), for a period of six (6) years after the Closing Date, (i) to the fullest extent permitted by applicable law, to indemnify and hold harmless (and release from any liability to the Purchaser), current and former officers, managers and directors of the Company (each person, a “D&O Indemnitees”) against all D&O Expenses or Losses (collectively, “D&O Costs”) in respect of any threatened, pending or completed Action, whether criminal, civil, administrative or investigative, based on or arising from or relating to the fact that such Person is or was a director, manager or officer of the Company arising out of acts or omissions occurring at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Action”) and (ii) to advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Action (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) within ten (10) Business Days after receipt of reasonably detailed statements therefor; provided, however, that (A) the Person to whom D&O Expenses are to be advanced pursuant to the preceding clause (ii) provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (B) no such indemnification or advancement shall be payable in respect of any liabilities arising out of the gross negligence, willful misconduct, fraud or bad faith of any of the D&O Indemnitees. Any D&O Actions will continue until such D&O Action is disposed of or all orders from Governmental Authorities in connection with such D&O Action are fully satisfied. For the purposes of this Section 5.3(b), “D&O Expenses” will include reasonable out-of-pocket attorneys’ and other fees, costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Action, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).
(c)The Purchaser, on behalf of the Company, hereby acknowledges that the D&O Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. The Purchaser hereby agrees that (i) the Company is the indemnitor of first resort (i.e., its obligations to the D&O Indemnitees are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such D&O Indemnitees are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by any such D&O Indemnitees and shall be liable for the full indemnifiable amounts, without regard to any rights any such D&O Indemnitees may have against any such other Person and (iii) the Purchaser, on behalf of the Company, irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. The Purchaser, on behalf of the Company, further agrees that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnitees with respect to any claim for which such D&O Indemnitee has sought indemnification from the Company shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnitees against the Company.
(d)The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each such Person's heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.3.
5.4R&W Insurance. The parties acknowledge that, as of the Closing Date, the Purchaser has bound the R&W Insurance Policy, attached hereto as Exhibit A, and that a true and correct copy of such R&W Insurance Policy has been provided to the Company and the Seller. On or prior to the Closing, the Purchaser shall pay or cause to be paid the R&W Insurance Expenses. The Purchaser covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy. The Purchaser and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would adversely affect the Seller without the Seller’s prior written consent.
5.5Seller Names and Trademark License Agreement.
(a)As of the Closing Date, the parties shall enter into a trademark license agreement, in substantially the form attached as Exhibit B, for the Company’s use of the Seller Names, or as otherwise mutually agreed to by the parties in writing (“Trademark License Agreement”). As used herein, “Seller Names” shall include the trademark and name Douglas Elliman, including all logos, used by the Company as of the Closing Date and identified in a schedule to the Trademark License Agreement.
(b)The Purchaser expressly acknowledges and confirms that (i) the Seller shall exclusively own all right, title and interest in and to all the Seller Names and Seller retains the right to use all Seller Names, subject only to the restrictions set forth in the Trademark License Agreement and (ii) the Purchaser and its Affiliates (including the Company) shall not receive, any right, title or interest in or to the Seller Names, except the limited right to use Seller Names subject to the terms of the Trademark License Agreement.
5.6Insurance.
(a)The Purchaser acknowledges that all insurance coverage for the Company under policies of the Seller and its Affiliates shall terminate as of the Closing. The Purchaser shall procure, pay for and maintain insurance coverage for the Company effective from the Closing. Such coverage shall be commensurate to the insurance coverage existing for the Business until the Closing.
(b)Notwithstanding Section 5.6(a), with respects to acts, omissions, events or circumstances relating to the Company or the Business that occurred or existed prior to the Closing that are covered by occurrence-based insurance policies under which the Company is a named insured on or prior to Closing (such policies, the “Seller Occurrence-Based Insurance Policies”), the Company may make claims for a period of one (1) year following the Closing under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided, that the Company shall: (i) notify the Seller in writing of all such covered claims, setting forth (A) a description of, and an estimated amount payable (if and to the extent known at the time of such assertion) pursuant to, such claim and (B) the applicable Seller Occurrence-Based Insurance Policy which the Company is asserting should provide coverage for such claim; (ii) exclusively bear, and neither the Seller nor any of its Affiliates shall have any obligation to repay or reimburse the Purchaser or the Company for, the amount of any deductibles or self-insured retentions associated with claims under the Seller Occurrence-Based Insurance Policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims; (iii) reimburse the Seller and its Affiliates for any retrospective premium adjustments or any other out-of-pocket costs or expenses incurred by Seller or any of its Affiliates in connection with this Section 5.6(b); (iv) be solely responsible at its expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the prior written consent of the Seller, amend, modify, terminate or waive any rights of Seller or other insureds under any such insurance policies and programs; and (v) not assign any Seller Occurrence-Based Insurance Policies or any rights or claims under the Seller Occurrence-Based Insurance Policies. With respect to any permissible claims by the Company pursuant to this Section 5.6(b) or requests for benefits asserted by the Company under the Seller Occurrence-Based Insurance Policies, the Seller shall have the right but not the duty to monitor and/or associate with such claims. The Purchaser and the Seller agree that any recoveries under the Seller Occurrence-Based Insurance Policies pursuant to this Section 5.6(b) shall inure first to the Seller to reimburse any and all costs owed thereto pursuant to this Section 5.6(b) that have not already been reimbursed, and that the Purchaser and its Affiliates shall first seek to recover from other insurance policies or coverages prior to seeking coverage pursuant to any Seller Occurrence-Based Insurance Policies. For the avoidance of doubt, nothing contained in this Section 5.6(b) will require Seller or any of its Affiliates to commence any Action against any insurance carrier under Seller Occurrence-Based Insurance Policies.
(c)For the avoidance of doubt, from and after the Closing, neither the Purchaser nor the Company shall have any right to make claims or seek coverage under any of the claims-made insurance policies provided to the Company by third parties or by the Seller or any of its Affiliates, and to the extent the Purchaser, the Company, their employees or third parties make claims under such claims-made policies after Closing, the Purchaser agrees to indemnify the Seller and its Affiliates for the full amount of all fees, costs and expenses incurred by the Seller or any of its Affiliates as a result of such claims.
(d)The Purchaser shall cause the Company to cooperate with the Seller and its Affiliates and share such information as is reasonably necessary in the view of the Seller and/or its Affiliates in order to permit the Seller and its Affiliates to manage and conduct their insurance matters as Seller or such Affiliate(s) deem appropriate, including keeping the Seller reasonably apprised of any material correspondence with the applicable insurer promptly following receipt thereof.
5.7Strategic Alliance Opportunity. Following the Closing, the parties shall further explore a separate strategic alliance arrangement, pursuant to which Associa would provide DOUG’s brokerage division with exclusive access to Associa’s established network of communities across the United States, Canada, and Mexico, with the goal of creating mutual value and expanded market reach. In consideration for such exclusive access, Associa would receive from DOUG, to the extent legally permitted, a finder’s fee in an amount equal to fifteen percent (15%) of the overall brokerage service commissions received by DOUG and its Affiliates on any brokerage transaction consummated through Associa’s referral network. Further terms and conditions relating to this strategic alliance will be mutually agreed upon by DOUG, or an Affiliate, on the one hand, and Associa on the other hand, in a separate definitive written agreement to be mutually agreed upon by Associa and DOUG after the Closing.

5.8Closing Date Actions. The Purchaser covenants that it will not and will not cause or permit the Company to: (a) take any action on the Closing Date other than in the Ordinary Course of Business prior to the Effective Time, (b) on the Closing Date, distribute any Assets, make dividends, incur Indebtedness that would affect Net Working Capital on the Closing Date or make cash payments to, incur liabilities from or enter into transactions with, the Purchaser or an Affiliate of the Purchaser or with any other Person that is not in the Ordinary Course of Business prior to the Closing; (c) take or fail to take any action that would result in a reduction of, or a decrease in, or otherwise affect Actual Net Working Capital on the Closing Date except for payments by the Company in the Ordinary Course of Business prior to the Effective Time or as expressly contemplated by this Agreement; (d) take any action that is reasonably likely to result in or increase a Tax liability to the Seller, or (e) amend any Tax Return of the Company filed prior to the Closing Date or prepared pursuant to Section 10.2
5.9Restrictive Covenants.
(a)Non-Competition. The Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, directly or indirectly, own, manage, operate or control any Person who is engaged in the Business in the Territory. Notwithstanding the foregoing, nothing contained in this Section 5.9(a) shall prohibit the Seller from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.
(b)Non-Solicitation of Business Relationships. The Seller hereby covenants and agrees that, during the Restricted Period, the Seller will not, directly or indirectly, intentionally encourage, solicit or intentionally induce any Person that is a material customer, as of the Closing Date, of the property management services of (i) the Business or (ii) the Purchaser or any of its controlled Affiliates, in each case, to purchase property management services from any Person other than the Business or the Purchaser or any of its controlled Affiliates.
(c)Non-Solicitation of Employees. The Seller hereby covenants and agrees that, during the Restricted Period, the Seller will not, directly or indirectly, solicit, induce, employ or engage any individual that is an employee of (i) the Company as of the Closing Date, (ii) the Company after the Closing Date and during the Restricted Period (but only to the extent the Seller has actual knowledge that such individual is an employee of the Company, unless such individual is otherwise covered in the preceding clause (i)), or (iii) the Purchaser or any of its controlled Affiliates and with whom the Seller first had contact in connection with the transactions contemplated by this Agreement (any employee described in clauses (i), (ii), or (iii), a “Restricted Employee”); provided, that this Section 5.9(c) shall not prevent (A) the Seller from engaging in general solicitations or advertisements for employment (which shall include the use of a third-party search firm) not targeted at any Restricted Employees and hiring Restricted Employees that respond to such solicitations or advertisements or (B) the commencement of any employment discussions with, or hiring or engaging of, any Restricted Employee who (1) ceased to be employed or engaged by the Business, the Purchaser or any of its controlled Affiliates more than six (6) months prior to the date of the commencement of employment discussions or hiring or (2) initiates employment discussions with the Seller, in each case, without any encouragement or solicitation by the Seller in breach of this Section 5.9(c).
(d)Change of Control of DOUG. For the avoidance of doubt, the Seller agrees that in the event of any change of control of DOUG, the restrictive covenants set forth in this Section 5.9 shall continue to bind the Seller in accordance with their terms, but the parties hereby agree that such restrictive covenants shall not apply to restrict the operations of any entity acquiring DOUG, DOUG or any of their respective Subsidiaries or Affiliates (other than the Seller).
5.10New York Lease. The Seller agrees that it shall cause the Company to not terminate that certain Sublease, dated as of May 24, 2023, by and betwen [***], as sublessor (the “Sublessor”), and the Company, as subtenant, with respect to the premises located at 909 Third Avenue, New York, New York, 10002 prior to the Closing Date and shall reasonably cooperate with the Purchaser and use its commercially reasonable efforts to make any necessary third-party notices and obtain any necessary third-party consents and approvals required for the Company to continue such sublease following the Closing.

5.11Retention of Books and Records. After the Closing Date, the Purchaser and the Company shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records, files, ledgers, reports and other documents pertaining to the Company in existence on the Closing Date and make the same available for inspection and copying by the Seller and its Representatives (at the Seller’s expense) during normal business hours of the Company. No such books, records, files, ledgers, reports or documents shall be destroyed after the seventh anniversary of the Closing Date by the Purchaser or the Company, without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof.
5.12Shared Contracts.
(a)The parties acknowledge that the Contracts set forth on Schedule 5.12 (the “Shared Contracts”) relate in part to both the operations of the Business and the operations of the businesses of Seller and its other Affiliates. From the date hereof until the earlier of (i) the date that is twelve (12) months following the Closing Date, (ii) the Company entering into direct contractual arrangements with respect to the Business with the applicable counterparties to the Shared Contracts which replace the Shared Contracts, and (iii) the expiration of or termination by the applicable counterparties of the Shared Contracts in accordance with their terms, the parties shall cooperate with each other and use their respective commercially reasonable efforts to cause each of the Shared Contracts to be apportioned (including by obtaining consent of the counterparties to enter into new Contracts or amendments, or splitting or assigning in relevant part the Shared Contracts (each such required consent, the “Shared Contract Consent”)) between Seller and its Affiliates, on the one hand, and the Company, on the other hand such that the Company (A) shall receive substantially the same rights and benefits under the Shared Contracts as the Company would have been entitled to receive had such Shared Contract been assigned to the Company as of the Closing Date, and (B) bear substantially the same obligations, costs and liabilities, including the obligation to provide services to or for the benefit of the counterparty, as the Company would be subject to had the portion of such Shared Contract related to the operation or conduct of the Business been assigned to the Company as of the Closing Date. In furtherance (and not in limitation) of the foregoing, Purchaser shall, or shall cause its applicable Affiliates to, promptly pay, perform and discharge when due any liability (including any liability for Taxes) arising under such Shared Contract, whether arising prior to, on or after the Closing, to the extent related to the operation or conduct of the Business, and Purchaser and its Affiliates shall indemnify and hold harmless the Seller and its Affiliates and their respective managers, officers, directors, employees, successors and assigns from and against all obligations, liabilities and costs with respect thereto.
(b)Notwithstanding anything to the contrary in this Section 5.12: (i) Seller shall not be obliged to (A) pay any amounts or provide other consideration in connection with obtaining or seeking to obtain any Shared Contract Consent or (B) take any action that would, in the good faith judgement of Seller, constitute a breach or other contravention of the rights of any Person, be ineffective under, or contravene, any applicable Law or adversely affect the contractual rights of Seller or any of its Affiliates; (ii) Purchaser shall bear all the costs and expenses of obtaining or seeking to obtain any Shared Contract Consents and agrees to accept any commercially reasonable modifications or changes to any Shared Contract, to the extent necessary to obtain any Shared Contract Consent; and (iii) Seller shall not have any liability whatsoever for failure to obtain any Shared Contract Consent.
(c)If any Shared Contract Consent is not obtained by the earlier of (i) the date that is twelve (12) months following the Closing Date and (ii) the expiration of or termination by the applicable counterparty of the Shared Contract in accordance with its terms, Seller will be deemed to have fulfilled its obligation under this Agreement and under no circumstances shall Seller or any of its Affiliates be subject to any liability on account of failure to obtain any Shared Contract Consent.
5.13Replacement of Seller Guaranty.
(a)The Purchaser recognizes that the Seller has provided credit support to the Company pursuant to that certain Guaranty, dated as of May 18, 2023, made by the Seller to and in favor of the Sublessor (the “Seller Guaranty”).
(b)The Seller, the Purchaser and the Company shall cooperate and shall use their respective commercially reasonable efforts to, as promptly as practicable following the Closing, cause the Purchaser or one or more of its Affiliates to have surety bonds, performance bonds, guarantees, letters of credit or other credit or credit support arrangements or similar instruments (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of the Purchaser or one of its Affiliates in replacement of the Seller Guaranty; provided, that neither the Seller nor any of its Affiliates shall have any obligations to make payments or incur any costs or expenses, grant any concession or incur any other liability in connection with such cooperation pursuant to this Section 5.13(b), except to the extent Purchaser agrees to promptly reimburse the Seller or any of its respective Affiliates. Without limiting the foregoing, neither Purchaser nor the Company shall extend or renew the Sublease unless, prior to or concurrently with such extension or renewal, Purchaser or one of its Affiliates is substituted in all respects for the Seller, and the Seller is fully and unconditionally released from the Seller Guaranty. In no event shall the Seller or any of its Affiliates be obligated to pay any money to any Person to effect the replacement of the Seller Guaranty described in this Section 5.13(b).
(c)From the Closing until such time as the Seller Guaranty has been terminated and the Seller has been fully and unconditionally released from the Seller Guaranty, the Purchaser shall indemnify the Seller and its Affiliates for any Losses in connection with the Seller Guaranty, to the extent arising after the Closing Date and to the extent not otherwise caused by the Seller or any of its Affiliates.
6.[INTENTIONALLY OMITTED]
7.CLOSING DELIVERABLES
7.1Closing Documents to be Delivered by the Company and the Seller. At the Closing, the Company and/or the Seller, as appropriate, will deliver to the Purchaser:
(a)a membership interest assignment agreement with respect to the Acquired Interests in substantially the form attached hereto as Exhibit C (the “Assignment Agreement”), duly executed by the Seller;
(b)a secretary’s certificate of the Seller in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and signed by an officer thereof, certifying and attaching (i) a copy of the resolutions of the manager of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) copies of the Seller's and the Company's Governing Documents, and certifying as to the incumbency of the officers of the Seller and the Company executing the Transaction Documents;
(c)[Intentionally omitted];
(d)the third-party consents set forth on Schedule 7.1(d);
(e)all payoff letters and evidence of the release of all security interests with respect to the Indebtedness of the Company of the types described in clauses (i), (ii) and (iii) of the definition of “Indebtedness”, if any, in form and substance reasonably satisfactory to the Purchaser;
(f)resignations effective immediately following the Closing of the officers and directors of the Company set forth on Schedule 7.1(f);
(g)a certificate from the State of Delaware, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing (or similar status) of the Company in such jurisdiction;
(h)the Trademark License Agreement, duly executed by Seller;
(i)a brokerage exclusivity agreement in substantially the form attached hereto as Exhibit F (the “Brokerage Exclusivity Agreement”), duly executed by DOUG; and
(j)a properly completed and duly executed IRS Form W-9 of Seller.
7.2Closing Documents to be Delivered and Actions to be Taken by the Purchaser. At the Closing, the Purchaser will deliver:

(a)the payments to be delivered to the applicable Persons in accordance with Section 1.2;
(b)to the Seller, a duly executed counterpart to the Assignment Agreement;
(c)to the Seller, a secretary’s certificate of the Purchaser in substantially the form attached hereto as Exhibit G dated as of the Closing Date and signed by an officer thereof certifying and attaching: (i) copies of resolutions of the Purchaser’s board of directors/managers (or other governing body) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) copies of the Governing Documents of the Purchaser;
(d)[Intentionally Omitted];
(e)to the Seller, a duly executed counterpart to the Trademark License Agreement;
(f)to the Seller, a duly executed counterpart to the Brokerage Exclusivity Agreement; and
(g)to the Seller, a copy of the fully bound R&W Insurance Policy.
7.3Other Closing Documents. The parties hereto also will execute such other documents and instruments as any of the other parties may reasonably request that are necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.
8.[INTENTIONALLY OMITTED]
9.NO SURVIVAL; INDEMNIFICATION; SOLE RECOURSE
9.1Non-Survival of Representations and Warranties; Limited Survival of Covenants. The representations, warranties and covenants of the parties contained in this Agreement and in any Transaction Document shall terminate upon consummation of the Closing (it being understood and agreed that none of the Seller, the Company, the Purchaser or any of their respective Representatives shall have any liability for, or recourse under, this Agreement following the consummation of the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant that by its term is required to be performed or fulfilled at or prior to the consummation of the Closing), except that any covenant that by its term is required to be performed after the consummation of the Closing shall survive the consummation of the Closing until fully performed in accordance with its terms. Except as set forth in the immediately following sentence, the Purchaser further acknowledges that its only recourse in the event of any breach or inaccuracy of any representation or warranty under this Agreement and in any Transaction Document shall be pursuant to the R&W Insurance Policy. Nothing in this Agreement shall limit the liability of any party for Fraud committed by such party.
9.2Seller Indemnification.

(a)Seller Indemnification. The Seller agrees to indemnify, defend and hold harmless the Purchaser, the Company and their respective Representatives (collectively, the “Purchaser Indemnified Persons”) in respect of each of the items set forth on Schedule 9.2(a).
(b)Indemnification Procedures.
(i)Third Party Claims.
(A)If any claim or demand for which the Seller would be liable to a Purchaser Indemnified Person under Section 9.2(a) is asserted against or sought to be collected from a Purchaser Indemnified Party by a third-Person (a “Third Party Claim”), then such Purchaser Indemnified Person will promptly notify in writing the Seller of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such Third Party Claim) and including a copy of the

Third Party Claim and any written materials provided with the Third Party Claim (the “Claim Notice”); provided, however, that the failure to so notify shall not relieve the Seller from liability or any other obligations that it may have under this Agreement with respect to such claim, except and then solely to the extent that such failure to notify the Seller results in material prejudice to Seller. The Seller will then have thirty (30) calendar days from the date on that the Claim Notice is given (the “Notice Period”) to notify the Purchaser Indemnified Party (i) whether or not the Seller in good faith disputes the liability to the Seller hereunder with respect to such Third Party Claim, and (ii) notwithstanding such dispute, whether or not the Seller desires, at its sole cost and expense, to assume the defense against such Third Party Claim.
(B)If the Seller notifies the Purchaser Indemnified Person within the Notice Period that it desires to assume the defense of such Third Party Claim, then, except as hereinafter provided, the Seller will have the right to defend the Purchaser Indemnified Party by appropriate proceedings, which will be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk that the Purchaser Indemnified Party will become subject to liability for any other matters; provided, however, that the Seller will not, without the prior written consent of the Purchaser Indemnified Person, consent to the entry of any judgment against the Purchaser Indemnified Person or enter into any settlement or compromise that does not include, as an unconditional term thereof, a release by the claimant or plaintiff of the Purchaser Indemnified Person (such release to be in form and substance reasonably satisfactory to the Purchaser Indemnified Party) from all liability in respect of such Third Party Claim. The Seller will be entitled to select legal counsel for the defense of such Third Party Claim reasonably satisfactory to the Purchaser Indemnified Person. If the Purchaser Indemnified Person desires to participate in, but not control, any such defense or settlement of such Third Party Claim, it may do so at its sole cost and expense, and in such event, the Purchaser Indemnified Person and its counsel will be provided access to all such files, records, and other materials as the Purchaser Indemnified Person may request in order to assure its ability to participate.
(C)If the Seller declines or fails to assume the defense of the Third Party Claim, whether by not giving the Purchaser Indemnified Party timely notice as provided above or otherwise, then the amount of any such Third Party Claim (together with all fees and expenses, including attorneys' fees, incurred by the Purchaser Indemnified Party as a consequence of the Seller's failure to defend the Purchaser Indemnified Party), or if the same be defended by the Purchaser Indemnified Party, then that portion thereof as to which such defense is unsuccessful, will conclusively be deemed to be a liability of the Seller hereunder, unless the Seller in good faith disputes its liability to the Purchaser Indemnified Party hereunder. In any Proceeding with respect to which indemnification is being sought hereunder, and in which the Seller is not entitled to assume or has not assumed the defense thereof, the Seller will have the right to participate in such matter and to retain its own counsel at its own expense. If the Seller does elect to assume the defense of a Third Party Claim, the Purchaser Indemnified Person will not compromise or settle, or offer or consent to compromise or settle, such Third Party Claim without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) if the Purchaser Indemnified Person is seeking or will seek indemnification hereunder with respect to such Third Party Claim.
(D)The Seller or the Purchaser Indemnified Person, as the case may be, will at all times use reasonable efforts to keep each other reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.
(ii)Direct Claims. In the event a Purchaser Indemnified Person claims a right to indemnity pursuant to Section 9.2(a), such Purchaser Indemnified Person will send a Claim Notice of such claim to the Seller. Such notice will specify in reasonable detail the basis for such claim and the amount of the Losses, to the extent then determinable, for which indemnification is sought. If the Seller shall object in a written statement to a Claim Notice (a “Claim Objection Notice”), which such Claim Objection Notice shall set forth in reasonable detail the basis for objecting to the Claim Notice based on a good faith belief thereof, and such Claim Objection Notice shall have been delivered to Purchaser within the Notice Period, no payment shall be made until such claim shall have been resolved. If the Seller delivers a Claim Objection Notice, the Seller and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims set forth in a Claim Objection Notice. In the event the Seller and the Purchaser are unable to agree upon the resolution of an indemnity claim set forth in a Claim Objection Notice within thirty (30) calendar days following delivery of such Claim Objection Notice, or if the Seller does not deliver a Claim Objection Notice within such thirty (30) calendar day period, the Purchaser may pursue any action with respect to the indemnity claim available to them under applicable Law (subject to the provisions of Article 9).
(c)Payment of Indemnification. Upon determination of liability under Section 9.3 the Seller will pay to the appropriate Purchaser Indemnified Person, within ten (10) Business Days after the determination of the amount of any claim.
(d)Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement:
(i)The Seller shall not be required to indemnify any Purchaser Indemnified Party in respect of Losses for which indemnification is claimed pursuant to Section 9.2(a) until the total amount of all such Losses for which indemnification may be asserted under Section 9.2(a), in the aggregate, exceeds $[***] (the “Deductible”) (which amount represents the aggregate amount accrued for the matters set forth on Schedule 3.12 and 3.15 on the September 30, 2025 balance sheet of the Company included in the Estimated Closing Statement), in which case the Seller shall only be liable under Section 9.2(a), other than with respect to Fraud, for Losses in excess of the Deductible.
(ii)The Seller shall not be liable for any punitive, exemplary, special, indirect or consequential damages, unless paid or otherwise awarded to a third-Person in connection with a Third Party Claim.
(iii)Each Purchaser Indemnified Person shall use commercially reasonable efforts to mitigate Losses with respect to which such Purchaser Indemnified Party is seeking or will seek indemnification hereunder; provided, that no Purchaser Indemnified Person shall have any obligations to make payments or incur any costs or expenses, grant any concession or incur any other liability in excess of $10,000 in the aggregate in connection with such mitigation efforts, except to the extent the Seller agrees to promptly reimburse such Purchaser Indemnified Person.
(iv)Each Purchaser Indemnified Person shall diligently pursue recovery for Losses under any available insurance policies and diligently pursue payment from any applicable Person, including applicable Governmental Authorities and under any indemnity, contribution or other similar agreements pursuant to which such Purchaser Indemnified Person is a party and may be entitled to indemnification, contribution or similar payment for any Losses in respect of which it seeks indemnification under this Agreement. Any amount payable pursuant to this Section 9.2 shall (retroactively if necessary, resulting in a prompt refund to the Seller): (i) be reduced by any insurance proceeds actually received by such Purchaser Indemnified Person in respect of indemnifiable Losses; and (ii) be reduced by any recovery, settlement or indemnity, contribution or similar payment actually received by such Purchaser Indemnified Person from Persons other than the Seller. The Purchaser Indemnified Persons shall not be entitled to recover Losses from the Seller to the extent such Losses would have been covered under available insurance policies or under indemnity, contribution or other similar agreements pursuant to which such Purchaser Indemnified Person is a party if not for a failure by a Purchaser Indemnified Person to properly make a claim or otherwise pursue payment thereunder (or to otherwise comply with the terms thereof).

(e)Exclusive Remedy. From and after the Closing, the contractual right to indemnification under this Section 9.2, subject to all of the terms, conditions and limitations set forth in this Section 9.2, and the R&W Insurance Policy shall constitute the sole and exclusive right and remedy available to the Purchaser Indemnified Persons for any and all Losses or other claims relating to or arising from any breach of any representation or warranty in this Agreement by Seller, or any matter arising out of or relating to those matters set forth on Schedule 9.2(a); provided, however, that notwithstanding the foregoing, (a) the Parties shall be entitled to enforce the right to specific performance pursuant to, and subject to the terms of Section 11 and (b) neither this Section 9.2(e) nor any other provision of this Agreement or any other Transaction Document will prevent or limit any claim for Fraud.
9.3Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions set forth herein.
10.POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:
10.1Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.
10.2Tax Matters.
(a)Straddle Tax Periods. For purposes of this Agreement, Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (“Straddle Tax Periods”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of the Closing Date; provided, however, that for purposes of this clause (ii), (A) any Transaction Tax Deductions shall be allocated in accordance with the provisions of Section 10.2(e), (B) any transactions outside the Ordinary Course of Business following the Closing on the Closing Date shall be allocable to the portion of the Straddle Tax Period following the Closing Date and (C) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Tax Period as compared to the number of days in the entire Straddle Tax Period.
(b)Tax Returns.
(i)The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are required to be filed after the Closing Date. Any Tax Return for any Straddle Tax Period or Pre-Closing Tax Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Company. The Purchaser shall provide the Seller with completed drafts of such Tax Returns for the Seller’s review and comment at least thirty (30) days prior to the due date for filing thereof. The Purchaser and the Seller shall negotiate in good faith to resolve any disputes with respect to any such Tax Returns; provided, however, that if the Purchaser and the Seller are unable to resolve any such dispute with fifteen (15) days prior to the due date for filing thereof, Purchaser and Seller shall engage the Neutral Auditor to resolve such dispute, and the Neutral Auditor’s decision shall be final and binding on the Seller, the Purchaser and the Company. All fees and expenses of the Neutral Auditor shall be borne by Purchaser and Seller in accordance with Section 1.4(a)(iii) applied mutatis mutandis. Within ten (10) Business Days after the filing of any Tax Return relating to a Straddle Tax Period or a Pre-Closing Tax Period, an amount equal to the excess, if any, of the amount of such Taxes paid by the Company on or before the Closing Date in respect of such Tax period (whether as payments of estimated Tax or credits of prior years’ Tax refunds) or taken into account as a liability reducing Actual Net Working Capital over the amount of Taxes shown on such Tax Return, or, in the case of a Straddle Tax Period, shown on such Tax Return and relating to the portion of such Straddle Tax Period ending on the Closing Date (as determined under Section 10.2(a)) will be paid in cash by the Company to the Seller within ten (10) Business Days following the filing of any Tax Returns for any such Straddle Tax Period.
(c)Cooperation. In connection with the preparation of Tax Returns and audit examinations relating to the Company by any Governmental Authority or administrative or judicial proceedings resulting therefrom, the Seller and the Purchaser will use commercially reasonable efforts to cooperate with one another, including, but not limited to, the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority with respect thereto.
(d)Purchaser Tax Actions. Following the Closing, neither the Purchaser nor the Company will (and neither the Purchaser nor the Company will allow any of its Affiliates to): (i) file (other than in accordance with Section 10.2(b)), amend or modify any Tax Return of the Company in respect of a Pre-Closing Tax Period; (ii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency for any Pre-Closing Tax Period; (iii) make, amend or revoke any Tax election or accounting method or practice with respect to the Company that has retroactive effect to Pre-Closing Tax Period; (iv) surrender or waive any right to a refund or take any other action with respect to a Pre-Closing Tax Period that could cause the Seller (or its beneficial owners) to have additional Tax liability or reduce any Tax refund to which they may otherwise be entitled to; or (v) make a voluntary disclosure to a Governmental Authority with respect to the Company for a Pre-Closing Tax Period, in each case without the prior written consent of the Seller (not to be unreasonably conditioned, withheld, conditioned or delayed).
(e)Tax Treatment. The Purchaser and its Affiliates, the Company and the Seller agree with respect to certain Tax matters as follows:
(i)To treat any Transaction Tax Deductions available to the Company as deductible in a Pre-Closing Tax Period (including the portion of a Straddle Tax Period ending on and including the Closing Date) to the fullest extent allowable under applicable Laws including for purposes of calculating the Net Working Capital.
(ii)To make an election under Revenue Procedure 2011-29 to deduct 70 percent of any Transaction Tax Deductions available to the Company that are “success-based fees” under Treasury Regulation Section 1.263(a)-5(f).
(f)Unless otherwise required by a final determination of a Governmental Authority, the Purchaser shall cause the Company and all of its other Affiliates to file all Tax Returns consistently with the agreements set forth in this Section 10.2(d) and not take any position inconsistent with the agreement in this Section 10.2(d) during an audit or other proceeding with any Governmental Authority.
(g)Transfer Taxes. The Purchaser and the Seller shall each be liable for, and shall pay (or cause to be paid) fifty percent (50%) of any and all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes. The Purchaser and the Seller agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(h)Tax Refunds. Any refund of Taxes that were imposed on the Company for any Pre-Closing Tax Period or of Taxes that were included in the calculation of the Purchase Price and any interest paid or credited in respect thereto (collectively, a “Refund”), shall be the property of the Seller. If any Refund is received by the Purchaser, the Company or any of its Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (other than any Refund to the extent it results from the carry-back to a Pre-Closing Tax Period of any deductions, losses or other Tax attributes arising in Tax periods or portions thereof beginning after the Closing Date), shall be paid to the Seller promptly upon receipt from the applicable Governmental Authority. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and obtain any Refund to which the Seller is entitled under this Section 10.2(g). The principles of Section 10.2(a) shall apply in determining the portion of any Refund with respect to a Straddle Tax Period that is attributable to the Pre-Closing Tax Period.
10.3Misdirected Payments. The Seller and the Purchaser acknowledge that it is possible that (i) the Seller may hereinafter inadvertently pay account payables which relate to the pre-Closing Company’s business and should be for the account of the Purchaser, or may inadvertently receive payments of account receivables which relate to the post-Closing operations of the Company, and (ii) the Purchaser or the Company may inadvertently pay account payables, which relate to the pre-Closing Company’s business conducted by the Seller and should be for the account of the Seller, and may inadvertently receive payments of account receivables which relate to the business of the Seller or its Affiliates. Each party agrees, promptly following receipt of any accounts receivable payments which should have been paid to the other party, to hold such payment in trust for the other party, and to remit such amounts to the other party. Each party further agrees that promptly following receipt of notice from the other party requesting reimbursement for the payment of account payables, which payables should have been paid by the party receiving such notice or its Affiliates, then such party will promptly make a reimbursement payment to the party making the request for reimbursement.
11.SPECIFIC PERFORMANCE. Each of the Purchaser, the Seller and the Company acknowledge that the other parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary damages and remedies under Section 9), each party shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek specific performance of, the other parties’ covenants and agreements contained in this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.
12.PUBLIC STATEMENTS. None of the Purchaser, the Seller or the Company, without the prior written approval of the other parties will make any press release or other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of such other parties, except (x) in the case that party is required by the rules and regulations of the SEC or any securities exchange on which such party’s or its Affiliates’ securities are listed or (y) otherwise as required by Law, in which case the party required to make the release or announcement will use its reasonable efforts to permit the other party to review such release or announcement prior to issuance, and consider, in good faith, any comments thereto provided by the other party. Without limiting the forgoing, none of the Purchaser, the Company or the Seller, without the prior written approval of the other parties (which approval shall not be unreasonably withheld, delayed or conditioned), shall disclose the Purchase Price, the approximate amount of the Purchase Price, any other financial information from which the approximate amount of the Purchase Price may be determined, or disclose any of the other essential terms of this Agreement except as required by Law or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective employees, accountants, advisors and other Representatives or their respective financing sources as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder). Notwithstanding the foregoing, this Section 12 shall not (a) apply to any press release or other public statement (i) that contains information that has been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the Ordinary Course of Business and does not relate specifically to the signing of this Agreement or the transactions contemplated hereby, or (b) prohibit the Purchaser or its Affiliates from providing ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity owners, members, managers, lenders, and investors of any Affiliates of such Person who are subject to customary confidentiality restrictions prohibiting further communications thereof.
13.EXPENSES. Except as expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related investment banking broker or finder’s fees with which any of them have contracted, for periods on or before the Closing Date.
14.AMENDMENT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Purchaser and the Seller. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties, which may be granted or denied in their sole discretion.
15.NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:
(a)    if to the Company (prior to the Closing), to:
Residential Management Group, LLC
c/o Douglas Elliman Inc.
Attention: Senior Vice President, General Counsel and Secretary
E-mail: [***]
with a copy (which shall not constitute notice but shall be required for notice) to:
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Daniella Silberstein
Email: daniella.silberstein@gtlaw.com
    raffael.fiumara@gtlaw.com
    alan.annex@gtlaw.com

(b)     if to the Seller, to:
Douglas Elliman Realty LLC
575 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Executive Vice President & General Counsel
E-mail: [***]
and
Douglas Elliman Inc.
4400 Biscayne Blvd, Floor 10
Miami, FL 33137
Attention: Senior Vice President, General Counsel and Secretary
[***]
with a copy (which shall not constitute notice but shall be required for notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Daniella Silberstein
Email: daniella.silberstein@gtlaw.com

(c)    if to the Purchaser (or the Company following the Closing), to:
PMG Holdings, Inc.
2301 N. Greenville Avenue, 4th Floor
Richardson, Texas 75082
Attn: John J. Carona
E-mail: [***]
with a copy (which shall not constitute notice but shall be required for notice) to:
Jose Maldonado & Chad Kluever
2301 N. Greenville Avenue, 4th Floor
Richardson, Texas 75082
E-mail: [***] and [***]

Notices will be deemed given three (3) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via facsimile, electronic mail or e-mail in PDF format will be deemed given upon transmission; provided, that by no later than two (2) days thereafter such notice is (i) confirmed in writing and sent via one of the methods described in the immediately previous sentence or (ii) the recipient of such notice acknowledges receipt in writing. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
16.WAIVER. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder
17.ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.
18.COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, electronic or e-mail in PDF format, each of which will be as fully binding as an original document.
19.SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.
20.GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CAUSE OF ACTION, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT, EQUITY, STATUTE OR OTHERWISE) ARISING UNDER, BASED UPON OR RELATED IN ANY WAY TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM, CAUSE OF ACTION, ACTION, CONTROVERSY OR DISPUTE ARISING UNDER, BASED UPON OR RELATED IN ANY WAY TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT, OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), THE RELATIONSHIP AND/OR DEALINGS OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING (A “DISPUTE”), SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE REQUIREMENTS OF 6 DEL. C. § 2708 ARE SATISFIED BY THE PROVISIONS OF THIS AGREEMENT AND THAT SUCH STATUTE MANDATES THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT AND ANY DISPUTE.
21.JURISDICTION; WAIVER OF JURY TRIAL.
(a)Each of the parties hereby (i) irrevocably and unconditionally agrees that any Dispute shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular Dispute, the Delaware Superior Court’s Complex Commercial Litigation Division located in New Castle County, or if Delaware Superior Court’s Complex Commercial Litigation Division located in New Castle County does not have jurisdiction over a particular Dispute, any other state court located within the State of Delaware (the “Delaware Courts”), (ii) expressly, irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the Delaware Courts with regard to any Dispute, (iii) agrees not to commence any Dispute except in the Delaware Courts, and (iv) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Dispute, any claim that such party is not subject personally to the jurisdiction of the Delaware Courts, that such party’s property is exempt or immune from attachment or execution, that such Dispute brought in an inconvenient forum, that the venue of such Dispute is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by the Delaware Courts. Each of the parties agrees that a final judgment in any Dispute or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)Each party irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware Courts in any Dispute or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 15. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method
(c)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES SUCH PERSON’S RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SCOPE OF THE FOREGOING WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS SECTION 21(c) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH OF THE PARTIES HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PERSON HAS REVIEWED THIS WAIVER WITH SUCH PERSON’S LEGAL COUNSEL, AND THAT SUCH PERSON KNOWINGLY AND VOLUNTARILY WAIVES SUCH PERSON’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 21(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
22.REPRESENTATION BY COUNSEL.
(a)Notwithstanding the fact that the Law Firm has jointly represented the Seller and the Company, and their respective Affiliates, in connection with this Agreement, and has also represented the Seller, the Company and/or their respective Affiliates in connection with matters other than the transactions that are the subject of this Agreement prior to the Effective Time, the Law Firm will be permitted in the future, after the Effective Time, to represent one or more of such parties (other than the Company), or their respective equity holders, officers, directors or managers in connection with matters in which such parties or their respective equity holders, officers, directors or managers are adverse to the Purchaser, the Company and/or their respective Affiliates, including any disputes that such parties or their respective equity holders, officers, directors or managers hereafter may have against the Purchaser, the Company or any of their respective Affiliates in each case which arise out of or relate to this Agreement.
(b)Each party to this Agreement agrees to waive, in advance, any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of the Seller and/or its respective Affiliates (other than the Company) or their respective equity holders, officers, directors or managers on matters in which the interests of such party or their respective equity holders, officers, directors or managers are adverse to the interests of Purchaser and/or the Company, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Law Firm of the Seller or the Company.
(c)Notwithstanding any legal requirement to the contrary, all confidential communications between any of the Law Firm and the Seller, the Company and/or their respective Affiliates or their respective equity holders, officers, directors or managers that occurred in the context of the Law Firm’s representation of the Seller or the Company prior to the Effective Time relating to this Agreement or transactions contemplated hereby (“Confidential Communications”) will remain privileged as between such Law Firm and such party or their respective equity holders, officers, directors or managers after the Effective Time, and the Company agree that the privilege shall remain with the Seller following the Effective Time such that, without limiting the Seller’s right to such privilege, the Seller alone shall have and maintain the right to waive the privilege.
(d)Each of the Purchaser, the Seller and the Company agree that prior to the Effective Time, the Company and their Affiliates or their respective equityholders, officers, directors or managers shall attempt to delete or otherwise remove from the Company’s computer server(s) and/or other records all copies of emails and other documents (both electronic or otherwise) that contain Confidential Communications, and each of the Purchaser, the Seller and the Company further agree that if the Company and their Affiliates or their respective equityholders, officers, directors or managers fail to delete or remove all such documents, such failure shall be deemed inadvertent and shall not constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents. The Purchaser hereby further agrees that: (i) it will not seek disclosure of any Confidential Communications from the Law Firm, the Seller, the Company, their respective Affiliates or their respective equityholders, officers, directors or managers after the Effective Time, in the context of litigation or otherwise; or (ii) to the extent any emails or other documents (either electronic or otherwise) containing any Confidential Communications are included in the computer server(s) used by the Company or are otherwise within the records of the Company following the Effective Time, they will, upon discovery of any such documents, deliver a copy of any such documents to the Seller and thereafter permanently delete or destroy all such emails or other documents containing such Confidential Communication and not review or otherwise use such documents or the Confidential Communications for any purpose.
23.NO THIRD-PARTY BENEFICIARIES. Except with respect to Section 5.3, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.
24.EXHIBITS, APPENDICES AND COMPANY DISCLOSURE SCHEDULE. The Exhibits, Appendices and Disclosure Schedules referenced in this Agreement are a material part of this Agreement. Each Disclosure Schedule will be deemed incorporated into this Agreement. The Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. No Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent on its face from such disclosure. Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.
25.DEFINITIONS; INTERPRETATION
25.1Definitions. As used in this Agreement, the following terms have the following meanings:
“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Exhibit I to this Agreement.
“Acquired Interests” has the meaning set forth in the Recitals.
“Action” means any third party claim, action, litigation, proceeding (arbitral, administrative, legal or otherwise), suit, demand, audit or similar matter, in each case, by or before any Governmental Authority.
“Actual Closing Cash” has the meaning set forth in Section 1.4(a).
“Actual Closing Purchase Price” has the meaning set forth in Section 1.4(a).
“Actual Company Indebtedness” has the meaning set forth in Section 1.4(a).
“Actual Company Transaction Expenses” has the meaning set forth in Section 1.4(a).
“Actual Net Working Capital” has the meaning set forth in Section 1.4(a).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliate” shall not include (i) the direct or indirect stockholders of the Company’s indirect equityholder, DOUG or (ii) any portfolio company or investment fund affiliated with any Person in the foregoing clause (i).
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocation” has the meaning set forth in Section 1.8.
“Assets” means all Cash (which, for the avoidance of doubt, may be distributed by the Company prior to Closing), marketable securities, and Personal Property owned or leased by the

Company and all Contracts and Leases to which the Company is a party, all Permits held by the Company, all Company IP, and all other property or assets owned or leased by the Company.
“Assignment Agreement” has the meaning set forth in Section 7.1(a).
“Associa” means Associations Inc., a Texas corporation and Affiliate of Purchaser.
“Base Purchase Price” has the meaning set forth in Section 1.1.
“Benefit Plans” has the meaning set forth in Section 3.16(a).
“Brokerage Exclusivity Agreement” has the meaning set forth in Section 7.1(i).
“Business” means the Company’s management of cooperative, condominium and rental apartment buildings.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Cash” means, as of the date of determination, the sum of (a) the aggregate amount of cash and cash equivalents held as of the Closing Date in the bank and other accounts, including money market accounts, of the Company, plus (b) deposits in transit and deposits not yet cleared, minus (c) the aggregate balance of all outstanding checks written against such accounts.
“Claim Notice” has the meaning set forth in Section 9.2(b)(i)(A).
“Claim Objection Notice” has the meaning set forth in Section 9.2(b)(ii).
“Closing” has the meaning set forth in Section 1.6(a).
“Closing Cash” means the amount of Cash of the Company as of the Effective Time.
“Closing Company Transaction Expenses” means the amount of unpaid Company Transaction Expenses as of the Closing Date.
“Closing Date” has the meaning set forth in Section 1.6(a).
“Closing Date Balance Sheet” has the meaning set forth in Section 1.4(a).
“Closing Indebtedness” means the amount of Indebtedness of the Company that will be outstanding as of immediately prior to the Closing.
“Closing Net Working Capital” means the Net Working Capital of the Company as of the Effective Time.
“Closing Purchase Price” has the meaning set forth in Section 1.1.
“Closing Statement” has the meaning set forth in Section 1.4(a).
“COBRA” has the meaning set forth in Section 3.16(b).

“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Non-Tax Contract” means any agreement entered into in the Ordinary Course of Business or arrangement the primary purpose of which is not the allocation or indemnification of Tax liability but that contains agreements or arrangements relating to the apportionment, sharing, indemnification, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Company” has the meaning set forth in the preamble to this Agreement.
“Company IP” means all Intellectual Property owned by the Company as of the Closing Date.
“Company Systems” has the meaning set forth in Section 3.23(c).
“Company Transaction Expenses” means, without duplication, the aggregate amount payable by the Company for fees, costs and expenses that are incurred in connection with the transactions contemplated by this Agreement, in each case, which have not otherwise been paid by the Company at or prior to the Closing, including: (a) all change-in-control payments to employees, consultants or other service providers payable by the Company pursuant to an agreement entered into by the Company before the Closing, which payments are triggered solely as a result of the consummation of the transactions contemplated by this Agreement; (b) fifty percent (50%) of the [***] in retention bonuses being paid, in the aggregate, at Closing to [***]; (c) brokerage, fees, commissions, finders’ fees or similar advisory fees; (d) fees, costs, expenses and disbursements payable to legal counsel, accountants, investment bankers, tax and other advisors and consultants; and (e) fifty percent (50%) of the R&W Insurance Expenses. For the avoidance of doubt, no fees and expenses of the Company that are incurred because of the direct or indirect actions of the Purchaser (for example, any fees and expenses in connection with the incurrence of Indebtedness to finance the transactions contemplated by this Agreement) shall be considered a Company Transaction Expense .
“Confidential Communications” has the meaning set forth in Section 22(c).
“Continuing Employee” has the meaning set forth in Section 5.2(a).
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all licenses concerning Intellectual Property), franchises, leases, joint venture agreement and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company is a party or which are binding upon any of the Assets, and which are in effect on the Closing Date and for which the term has not expired.
“Control” has the meaning set forth in the definition of Affiliate.
“Convertible Securities” means all convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity interests of the Company, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company.
“D&O Action” has the meaning set forth in Section 5.3(b).

“D&O Costs” has the meaning set forth in Section 5.3(b).
“D&O Expenses” has the meaning set forth in Section 5.3(b).
“D&O Indemnifying Party” has the meaning set forth in Section 5.3(b).
“D&O Indemnitees” has the meaning set forth in Section 5.3(b).
“Deductible” has the meaning set forth in Section 9.2(d)(i).
“Delaware Courts” has the meaning set forth in Section 21(a).
“Disclosure Schedules” means the disclosure schedules to this Agreement.
“Dispute” has the meaning set forth in Section 20.
“DOUG” means Douglas Elliman Inc. a Delaware corporation and Affiliate of Seller.
“Effective Time” has the meaning set forth in Section 1.6(a).
“Emergency” means any unrest, emergency or pandemic, including the SARS-CoV-2 or COVID-19 pandemic, and any continuation, worsening or evolutions or mutations thereof or any related or associated disease outbreaks, epidemics or pandemics.
“Employees” means any current employee of the Company.
“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or equity).
“Environmental Laws” means any and all Laws relating to pollution or protection of the environment or natural resources, including those relating to actual or threatened releases, discharges, or emissions of Hazardous Materials into the environment or the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Estimated Closing Cash” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).
“Estimated Company Indebtedness” has the meaning set forth in Section 1.3(a).
“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3(a).
“Estimated Net Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 1.3(a).
“Exhibits” means the exhibits to this Agreement.
“Existing Insurance Policy” has the meaning set forth in Section 3.17.
“Existing Self-Insurance Program” has the meaning set forth in Section 3.17.
“Final Closing Statement” has the meaning set forth in Section 1.4(a)(iii).
“Financial Statements” has the meaning set forth in Section 3.13.
“Fraud” means intentional common law fraud under the Laws of the State of Delaware in the making of a specific representation or warranty expressly set forth in Article 2 or Article 3 of this Agreement, committed by the party making such express representation or warranty; provided, however that Fraud shall not include any equitable fraud, constructive fraud, promissory fraud, negligent misrepresentation, extracontractual fraud, unfair dealings or any tort (including any claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles as consistently applied during the periods involved.
“Governing Documents” of a Person means such Person’s (i) articles or certificate of incorporation, organization or formation, or their equivalent, and all amendments thereto or amendments and restatements thereof, and (ii) bylaws or limited liability company agreement, as applicable, and all amendments thereto or amendments and restatements thereof.
“Governmental Authority” means any federal, state, local, foreign, domestic, supranational or other governmental, quasi-governmental or administrative body, instrumentality, department, entity, board, bureau, instrumentality or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Materials” means any substance, material, or waste defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other substance, material, or waste regulated, under any Environmental Law because of its effect or potential effect on public health or the environment, including petroleum or any fraction thereof, petroleum products, asbestos and asbestos-containing material, radioactive materials, and polychlorinated biphenyls.
“Healthcare Costs” has the meaning set forth in Section 5.2(a).
“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money or for the deferred purchase price of property (including any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) any obligations under any surety bond, performance bond, letter of credit, bankers’ acceptance or similar instrument, solely to the extent drawn, (iv) lease obligations that are required to be classified as finance leases in accordance with GAAP, (v) all obligations in respect of swaps or other hedging agreements, (vi) all accrued interest and premiums, penalties, make whole or similar payments payable in connection with the obligations in any other clause of this definition, (vii) all obligations described in the foregoing clauses (i) through (vi)

of any Person that are guaranteed, directly or indirectly, by such Person, and (viii)all obligations described in the foregoing clauses (i) through (vii) of a third party secured by any Lien on property or assets of such Person; provided, however, that “Indebtedness” specifically excludes, to the extent incorporated in the calculations of Net Working Capital hereunder, (a) trade payables to the extent they were incurred within the last ninety (90) days and amounts owed to the Employees of the Company for unreimbursed business expenses incurred in the Ordinary Course of Business and (b) credit card debt incurred in the Ordinary Course of Business.
“Intellectual Property” means all proprietary rights in and to the following as they exist in any jurisdiction throughout the world: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues; (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin and all goodwill associated therewith; (iii) any and all copyrightable works in original works of authorship, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; and (iv)  trade secrets, confidential business information, and know-how, (collectively, “Trade Secrets”).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) with respect to the Company or the Seller, the actual knowledge of any of John R. Janangelo, James J. Miller, Elly C. Pateras, Bryant Kirkland, Bradley Brodie or Deva Roberts after reasonable inquiry of their respective direct reports and (b) with respect to any other Person, the actual knowledge of such Person.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.13.
“Law Firm” means Greenberg Traurig, P.A.
“Laws” means any applicable law (including common law), statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, decree or other Order of any Governmental Authority.
“Leased Premises” has the meaning set forth in Section 3.19(a).
“Leases” has the meaning set forth in Section 3.19(a).
“Liens” means all liens (statutory or otherwise), rights of first refusal, mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, pledges and hypothecations.
“Lookback Date” means October 24, 2022.
“Loss” means any loss, damage, penalty, fine, cost, amount paid in settlement, liability, expense, cost, charge, liability, settlement, payment, award, judgment, Tax, fine, interest award, penalty, damage, assessment, deficiency of any kind (including an Action brought by any Governmental Authority or Person) and fee (including court costs and reasonable attorneys’ or other professionals’ fees and expenses incurred in connection with a successful Action).

“Material Adverse Effect” means any change, circumstance, fact, event, occurrence, development or effect that has occurred that (x) is to the business or results of operations of the Company, taken as a whole, or (y) prevents or materially delays or impairs the ability of the Seller or the Company to carry out their respective obligations under this Agreement or the consummation by the Seller or the Company of the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however that in the case of clause (x), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following, nor any change, circumstance, fact, event, occurrence, development or effect arising out of, relating to, based upon, in connection with or resulting from any of the following, shall be taken into account in any respect in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) changes in general legal, tax, regulatory, political or business conditions, including changes in GAAP or applicable law that, in each case, generally affect the geographic regions or industries in which the Company conducts its business, (iii) the escalation, spread or reemergence of any actual or threatened epidemic, pandemic or infectious disease outbreak in the United States or elsewhere in the world (including COVID-19), any global health conditions, and any changes in applicable Laws by any Governmental Authority newly enacted for, relating to or arising out of efforts to address any epidemic or pandemic spread of an infectious disease in the United States or elsewhere in the world (including COVID-19), including any quarantine or similar directive and the COVID-19 measures and the effects of any of the foregoing, (iv) the negotiation, execution, announcement, pendency or performance the transactions contemplated hereby or the consummation of such transactions, including the impact thereof on relationships, contractual or otherwise, between the Company, the Purchaser, or any of their respective Affiliates and tenants, suppliers, vendors, Governmental Authorities, lenders, financing sources, investors, venture partners, customers or employees, (v) acts of war, armed hostilities, sabotage or terrorism (including cyber terrorism and cyber-attacks), or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Closing Date, in each case, whether or not pursuant to the declaration of a national emergency or war, or earthquakes, hurricanes, floods, or other natural disasters or man-made disasters, “acts of God” or other force majeure events, (vi) any action taken by the Company required by, or the failure to take any action prohibited by, any Transaction Document or at the request or with the consent of any of the Purchaser or any of its Affiliates, (vii) any failure to meet revenue or earnings projections or predictions, whether such projections or predictions were made by the Company or independent third parties (it being understood that the underlying causes of such failure, may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred) or (viii) the identity of the Purchaser or any of its Affiliates; provided, further, however, that none of the matters described in clauses (i) through (iii) and (v) has had a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts the Business.
“Material Contracts” has the meaning set forth in Section 3.11(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Net Working Capital” means the difference (whether positive or negative) of (a) the current assets of the Company as of the Closing Date using only the line items set forth on Exhibit J and (b) the current liabilities of the Company as of the Closing Date using only the line items set forth on Exhibit J (excluding, for the avoidance of doubt, Cash, Company Transaction Expenses and Indebtedness), in each case, calculated in accordance with the Accounting Principles and the Sample Statement and taking into account any Transaction Tax Deductions available to the Company in accordance with Section 10.2(e). An example (the “Sample Statement”) of the calculation of Net Working Capital is attached to Exhibit J, which example reflects the Net Working Capital of the Company as if Closing occurred on June 30, 2025.
“Neutral Auditor” means Grant Thornton or such other internationally recognized accounting firm mutually agreed upon by the Purchaser and the Seller; provided, however, that the Neutral Auditor may not have had in the prior three years prior to the date of engagement, a material business relationship with any party to this Agreement or such party’s Affiliates.
“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Notices” has the meaning set forth in Section 15.
“Notice Period” has the meaning set forth in Section 9.2(b)(i)(A).
“Order” means any order, decree, ruling, judgment, injunction or writ of any Governmental Authority.
"Ordinary Course of Business" means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of operations of such Person.
“Permits” means all permits, consents, approvals, registrations or authorizations of, any Governmental Authority, required for the Company to own its assets or conduct its business as conducted as of the Closing Date.
“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or changes not yet due and payable or which the taxpayer is contesting, (b) cashiers’, landlords’, mechanics, materialmen’s carriers’, workmen’s, repairment’s, contractors’ and warehousemen’s Liens and similar statutory Liens incurred in the Ordinary Course of Business or the amounts or validity of which are not yet delinquent or which are being contested by appropriate proceedings, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) Liens imposed by the Purchaser, (e) any Liens reflected in the Financial Statements, and (f) solely with respect to the Leased Premises, (i) easements, rights of way, restrictive covenants, encroachments and similar encumbrances, impediments, irregularities or defects against title to any of the Leased Premises which do not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, (ii) applicable zoning laws and regulations, building codes, land use restrictions and other similar restrictions affecting the Leased Premises (but excluding any violations thereof), (iii) the terms, conditions and provisions of the Leases pursuant to which such Leased Premises are leased, (iv) any Liens or other matter affecting title to the fee estate underlying such Leased Premises, and (v) Liens in favor of the lessors, sublessors or licensors under the Leases or encumbering the interests of such lessors sublessors or licensors (or other holders of superior interests).
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Information” means any information that constitutes “personal data,” “personally identifiable information,” “personal information” or any similar term under applicable Privacy and Security Laws.
“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company and used in the conduct of the Business or the operations of any business of the Company.
“Pre-Closing Tax Period(s)” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.
“Privacy and Security Laws” means all Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder applicable to the Company.
“Privacy Requirements” means (i) applicable Privacy and Security Laws, (ii) appliable public-facing privacy policies, and (iii) binding industry standards and contractual obligations applicable to the Company that regulate the processing of Personal Information.
“Purchase Price” has the meaning set forth in Section 1.1.
“Purchaser” has the meaning set forth in the preamble of this Agreement.
“Purchaser Indemnified Persons” has the meaning set forth in Section 9.2(a).
“Purchaser Material Adverse Effect” means any change, circumstance, fact, event, occurrence, development or effect that has occurred and is still continuing as of the relevant time of determination that is materially adverse to the ability of the Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof.
“R&W Insurance Expenses” means all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.
“R&W Insurance Policy” means the insurance policy issued to Purchaser by Balance Partners, LLC, policy number ATRW-000041 attached hereto as Exhibit A.
“Refund” has the meaning set forth in Section 10.2(g).
“Registered Company IP” has the meaning set forth in Section 3.10(a).
“Regulations” means the United States treasury regulations promulgated under the Code.
“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, managers, officers, employees, agents, advisors (including financial advisors, counsel and accountants), and direct and indirect controlling persons.
“Resolution Period” has the meaning set forth in Section 1.4(a)(ii).
“Restricted Employee” has the meaning set forth in Section 5.9(c).

“Restricted Period” has the meaning set forth in Section 5.9(a).
“Sample Statement” has the meaning set forth in the definition of “Net Working Capital”.
“Sections” means the sections in this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, modified, or supplemented otherwise from time to time thereto.
“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Guaranty” has the meaning set forth in Section 5.13(a).
“Seller Indemnified Persons” has the meaning set forth in Section 5.2(a).
“Seller Names” has the meaning set forth in Section 5.5(a).
“Seller Occurrence-Based Insurance Policies” has the meaning set forth in Section 5.6(b).
“Service Credits” has the meaning set forth in Section 5.2(b).
“Shared Contracts” has the meaning set forth in Section 5.12(a).
“Shared Contract Consents” has the meaning set forth in Section 5.12(a).
“Straddle Tax Periods” has the meaning set forth in Section 10.2(a).
“Sublessor” has the meaning set forth in Section 5.10.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Target Net Working Capital” means $[***].
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) required to be filed in connection with the determination, assessment or collection of any Taxes, and any amendments or requested adjustments thereto.
“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.
“Territory” means (a) all locations within the States of New York and Texas; and (b) all counties and parishes within the United States in which the Purchaser or its Affiliates provide products or services to their clients and customers and all locations within fifty (50) miles of such counties and parishes.
“Third Party Claims” has the meaning set forth in Section 9.2(b)(i)(A).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trademark License Agreement” has the meaning set forth in Section 5.5(a).
“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.
“Transaction Tax Deductions” means, regardless of by whom or when paid, any Tax deductions relating to (i) the Company Transaction Expenses provided that the Company shall make an election under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f), (ii) repayment of the Indebtedness, including, without limitation, any unamortized deferred financing fees and any other fees, expenses, or interest in connection with the Indebtedness, and (iii) any costs, fees, expenses or other liabilities included in the calculation of Net Working Capital.
“Transfer Taxes” has the meaning set forth in Section 10.2(f).
“Transition Period” has the meaning set forth in Section 5.2(a).
25.2Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:
(a)words of the masculine or neuter gender will include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number;
(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;
(d)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;
(e)reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein;
(f)any Contract referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; provided, that any such amendment, waiver or supplement does not violate the terms of this Agreement;
(g)except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules or other Schedules and Exhibits to this Agreement;
(h)unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;
(i)unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement;
(j)except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;
(k)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.”
(l)all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified;
(m)all references to any time herein shall refer to Eastern Time;
(n)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day; and
(o)all references in this Agreement to “dollars” or “$” mean United States dollars.
25.3Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party irrespective of which party caused such provisions to be drafted.
25.4    No Waiver Relating to Claims for Fraud. None of the provisions set forth in this Agreement, including Section 4.7 and Section 4.9 and the provisions set forth in Article 9, will be deemed a waiver by any party of any right or remedy which such party may have at law or equity based on any other party's acts or omissions constituting Fraud, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for Fraud or (b) the recourse which any such party may seek against another party with respect to a claim for Fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 25.4, nor any reference to this Section 25.4 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for Fraud, including defenses of statutes of limitations or limitations of damages.

{Signature pages follow.}

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.
PURCHASER:

PMG Holdings, Inc.

By:     /s/ John J. Carona
Name: John J. Carona
Title: Chief Executive Officer

COMPANY:

Residential Management Group, LLC

By:     /s/ John Janangelo
Name: John Janangelo
Title: Executive Managing Director

SELLER:

Douglas Elliman Realty, LLC

By:     /s/ Michael Liebowitz
Name: Michael Liebowitz
Title: Manager

Signature Page to Equity Purchase Agreement